                                                                     EXHIBIT 4.2



                               CREDIT AGREEMENT


                                  DATED AS OF


                                APRIL 14, 1997


                                     AMONG


                          STEWART ENTERPRISES, INC.,
                    EMPRESAS STEWART-CEMENTERIOS, INC. AND
                       EMPRESAS STEWART-FUNERARIAS, INC.


                            THE BANKS NAMED HEREIN


                          NATIONSBANK OF TEXAS, N.A.
                                   AS AGENT

                              CITICORP USA, INC.
                            AS DOCUMENTATION AGENT

                           BANK OF AMERICA ILLINOIS
                                  AS CO-AGENT

                               TABLE OF CONTENTS
                                                                        Page

ARTICLE I - DEFINITION OF TERMS........................................   1

1.01 Defined Terms.....................................................   1
     "Affiliate".......................................................   2
     "Agreement or Credit Agreement"...................................   2
     "Agent"...........................................................   2
     "Applicable Creditor".............................................   2
     "Applicant Borrower"..............................................   2
     "Assignment and Acceptance".......................................   2
     "Assignment Effective Date".......................................   2
     "Bank"............................................................   2
     "Bank of America".................................................   2
     "Base Rate".......................................................   2
     "Base Rate Loan"..................................................   3
     "Basis Point".....................................................   3
     "Borrower"........................................................   3
     "Business Day"....................................................   3
     "Capital Lease"...................................................   3
     "Capitalized Lease Obligations"...................................   3
     "Cementerios".....................................................   3
     "Cementerios Committed Notes".....................................   3
     "Cementerios Revolving Facility"..................................   3
     "Change in Control"...............................................   3
     "Citicorp"........................................................   3
     "Closing Date"....................................................   4
     "Code"............................................................   4
     "Committed Loans".................................................   4
     "Committed Notes".................................................   4
     "Competitive Bid".................................................   4
     "Competitive Bid Request".........................................   4
     "Competitive Loan"................................................   4
     "Competitive Loan Rate"...........................................   4
     "Competitive Notes"...............................................   4
     "Consolidated Net Income".........................................   4
     "Consolidated Net Worth"..........................................   4
     "Consolidated Total Assets".......................................   4
     "Consolidated Total Capitalization"...............................   5
     "Death Care Business".............................................   5
     "Default".........................................................   5
     "Default Rate"....................................................   5
     "Defaulting Bank".................................................   5
     "Designated Borrower".............................................   5

                                                                        Page

     "Designated Borrower Addendum"....................................   5
     "Designated Borrower Application".................................   5
     "Dollars and $"...................................................   5
     "Eligible Assignee"...............................................   5
     "Environmental Laws"..............................................   5
     "EPA".............................................................   6
     "ERISA"...........................................................   6
     "Eurodollar Reserve Requirement"..................................   6
     "Event of Default"................................................   6
     "Exchange Act"....................................................   6
     "Existing Credit Agreements"......................................   6
     "Existing Letters of Credit"......................................   7
     "Federal Funds Rate"..............................................   7
     "Fifth Amended and Restated Loan Agreement".......................   7
     "Funded Indebtedness".............................................   7
     "Funding Date"....................................................   7
     "Funerarias"......................................................   7
     "Funerarias Committed Notes"......................................   7
     "Funerarias Revolving Facility"...................................   7
     "Governmental Body"...............................................   7
     "Gross Up Amount".................................................   8
     "Guaranty or Guarantees"..........................................   8
     "Guaranteed Indebtedness".........................................   8
     "Hazardous Substances"............................................   8
     "Highest Lawful Rate".............................................   8
     "Indebtedness"....................................................   8
     "Indemnified Parties".............................................   9
     "Initial Borrowing Date"..........................................   9
     "Interest Payment Date"...........................................   9
     "Interest Period".................................................   9
     "Investments".....................................................   9
     "Judgment Currency"...............................................   9
     "LC Exposure".....................................................  10
     "LIBOR Rate"......................................................  10
     "LIBOR Rate Loan".................................................  10
     "Lien"............................................................  10
     "Limited Material Adverse Change".................................  10
     "Loan"............................................................  10
     "Loan Papers".....................................................  10
     "Majority Banks"..................................................  10
     "Material Adverse Effect".........................................  11
     "Maturity Date"...................................................  11

                                                                        Page

     "Maximum Facility Commitment Addendum"............................  11
     "Maximum Facility Commitment Amount"..............................  11
     "Moody's".........................................................  11
     "Multiemployer Plan"..............................................  11
     "NationsBank".....................................................  11
     "NationsBank LIBOR Rate"..........................................  11
     "Notes"...........................................................  12
     "Notice of Borrowing".............................................  12
     "Notice of Extension/Conversion"..................................  12
     "Notice of Reduction and Reallocation"............................  12
     "Other Taxes".....................................................  12
     "Obligation"......................................................  12
     "Participant".....................................................  12
     "Permitted Investments"...........................................  12
     "Person"..........................................................  13
     "Plan"............................................................  13
     "Private Placement Agreements"....................................  13
     "Private Placement Noteholders"...................................  13
     "Pro Rata Share"..................................................  13
     "Property"........................................................  13
     "Public Debt Ratings".............................................  14
     "Register"........................................................  14
     "Related Party" or "Related Parties"..............................  14
     "Replaced Bank"...................................................  14
     "Replacement Bank"................................................  14
     "Reportable Event"................................................  14
     "Requirement of Law"..............................................  14
     "Restricted Payments".............................................  14
     "Revolving Facility" or "Revolving Facilities"....................  14
     "Revolving Facility Commitment"...................................  14
     "S&P".............................................................  14
     "Stewart".........................................................  14
     "Stewart/Cementerios Guaranty"....................................  15
     "Stewart Committed Notes".........................................  15
     "Stewart/Funerarias Guaranty".....................................  15
     "Stewart Guarantees"..............................................  15
     "Stewart Revolving Facility"......................................  15
     "Stock"...........................................................  15
     "Subsidiary or Subsidiaries"......................................  15
     "Taxes"...........................................................  15
     "Termination Date"................................................  15
     "Total Commitment Amount".........................................  15

                                                                        Page

     "Wholly-Owned Subsidiary".........................................  16
     "Withholding Tax Absorption Fee"..................................  16

ARTICLE II - THE CREDIT FACILITIES.....................................  16

     2.01   Commitments................................................  16
     2.02   Letters of Credit..........................................  17
     2.03   Banks Not Permitted or Required To Make or
              Participate in Loans Under Certain Circumstances.........  18
     2.04   Additional Revolving Facilities............................  19
     2.05   Committed Loans............................................  21
     2.06   Competitive Loans..........................................  23
     2.07   Default Rate...............................................  25
     2.08   Extension and Conversion of Committed Loans................  25
     2.09   Termination of Commitments; Prepayments....................  26
     2.10   Pro Rata Treatment.........................................  27
     2.11   Capital Adequacy...........................................  27
     2.12   Inability To Determine Interest Rate.......................  27
     2.13   Illegality.................................................  28
     2.14   Requirements of Law........................................  28
     2.15   Taxes......................................................  29
     2.16   Breakage and Funding Losses................................  31
     2.17   Judgment Currency..........................................  33
     2.18   Sharing of Payments, Etc...................................  33
     2.19   Certain Fees...............................................  34
     2.20   Place and Manner of Payments; Record of Loans..............  34
     2.21   Modification or Withdrawal of Public Rating................  35
     2.22   Extension of Maturity Date.................................  36
     2.23   Replacement of Banks.......................................  36

ARTICLE III - CONDITIONS PRECEDENT.....................................  38

     3.01   Conditions Precedent to Obligation of Banks to
              Fund Initial Loans.......................................  38
     3.02   Conditions Precedent to the Obligation of the Banks
              to Fund All Loans or Issue Letters of Credit.............  39
     3.03   Conditions Precedent to Initial Loans Under
              Each New Subsidiary Revolving Facility...................  40

                                                                        Page

ARTICLE IV - REPRESENTATIONS AND WARRANTIES............................  42

     4.01   Organization; Power and Authority .........................  42
     4.02   Qualification; Good Standing...............................  42
     4.03   Authorization..............................................  42
     4.04   Subsidiaries of Stewart....................................  42
     4.05   Business...................................................  43
     4.06   Financial Statements.......................................  43
     4.07   Filing of Tax Returns......................................  43
     4.08   Liens......................................................  43
     4.09   Litigation, Etc............................................  43
     4.10   Compliance with Law........................................  44
     4.11   Compliance with Other Instruments..........................  44
     4.12   Licenses, Etc..............................................  44
     4.13   Employee Benefit Plans.....................................  44
     4.14   Margin Stock...............................................  44
     4.15   Investment Company Act.....................................  44
     4.16   Guaranteed Indebtedness....................................  44
     4.17   Indebtedness...............................................  45
     4.18   Legally Enforceable Agreements.............................  45


ARTICLE V - COVENANTS..................................................  45

     5.01   Maintenance of Properties; Legal Existence;
              Qualification............................................  45
     5.02   Maintenance of Business....................................  46
     5.03   Change in Ownership of Subsidiaries........................  46
     5.04   Payment of Taxes and Claims................................  46
     5.05   Compliance with Generally Accepted Accounting Principles;
              Compliance  with Law.....................................  46
     5.06   Employee Benefit Plans.....................................  47
     5.07   Insurance..................................................  47
     5.08   Financial Statements and Other Information.................  47
     5.09   Other Reports and Information..............................  49
     5.10   Notice of Events of Default and Other Events...............  50
     5.11   Notice from Regulatory Agencies............................  50
     5.12   Restricted Loans and Investments...........................  50
     5.13   Guaranteed Indebtedness....................................  51
     5.14   Stock of Subsidiaries, Merger, Sale of Assets, Etc.........  51
     5.15   Restricted Payments........................................  53

                                                                         Page

     5.16   Transactions with Affiliates.................................  53
     5.17   Inspection...................................................  53
     5.18   Further Assurances...........................................  54
     5.19   Use of Proceeds..............................................  54
     5.20   Fixed Charges................................................  54
     5.21   Funded Indebtedness to Net Worth Ratio.......................  54
     5.22   Funded Indebtedness of Subsidiaries..........................  54
     5.23   Negative Pledge; Liens.......................................  54
     5.24   Loans to Stewart by Subsidiaries; Subordination..............  54


ARTICLE VI - EVENTS OF DEFAULT...........................................  55

     6.01   Nature of Events.............................................  55
     6.02   Certain Rights of the Banks..................................  57


ARTICLE VII - MISCELLANEOUS..............................................  59

     7.01   Amendments, Etc..............................................  59
     7.02   Notices......................................................  59
     7.03   Waivers......................................................  60
     7.04   Cumulative Rights............................................  60
     7.05   Indemnification of the Agent, Any Banks or Any Participants..  60
     7.06   Survival.....................................................  61
     7.07   GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF
              IMMUNITIES.................................................  62
     7.08   Maximum Interest Rate........................................  63
     7.09   Invalid Provisions...........................................  63
     7.10   Successors and Assigns; Participations.......................  64
     7.11   Expenses.....................................................  66
     7.12   Accounting Principles........................................  66
     7.13   Deposits; Set Off............................................  66
     7.14   Subordination................................................  67
     7.15   Miscellaneous Additional Compensation to Agent and Banks.....  67
     7.16   Disclosure...................................................  68
     7.17   Appointment of Stewart as Agent for the Other Borrowers......  68
     7.18   Provisions of Article VIII...................................  68
     7.19   Construction.................................................  68
     7.20   Multiple Counterparts........................................  68
     7.21   Headings.....................................................  68
     7.22   Singular and Plural..........................................  69
     7.23   Applicability of Certain Provisions..........................  69

                                                                        Page

     7.24   Copies.....................................................  69
     7.25   NON-APPLICATION OF CHAPTER 15..............................  69
     7.26   Binding Effect; Termination of Existing Credit
              Agreement, Etc...........................................  69
     7.27   ENTIRE AGREEMENT...........................................  69


ARTICLE VIII - RELATIONSHIP AMONG BANKS................................  70

     8.01   Appointment and Authorization of Agent.....................  70
     8.02   Liability of Agent.........................................  70
     8.03   Rights of Agent as a Bank..................................  71
     8.04   Independent Decisions; Independent Counsel.................  71
     8.05   Indemnification............................................  71
     8.06   Successor Agent............................................  72
     8.07   Notice of Default..........................................  73
     8.08   Certain Actions of Agent Requiring Consent of
              Majority Banks...........................................  73
     8.09   Certain Actions Requiring Unanimous Consent of Banks.......  73
     8.10   No Duty of Documentation Agent or Co-Agent.................  73

EXHIBITS

     1.01A     Assignment and Acceptance Form
     1.01B     Committed Note Form
     1.01C     Competitive Bid Form
     1.01D     Competitive Bid Request Form
     1.01E     Competitive Note Form
     1.01F     Designated Borrower Addendum Form
     1.01G     Schedule of  Existing Letters of Credit
     1.01H     Maximum Facility Commitment Addendum
     1.01I     Notice of Borrowing Form
     1.01J     Notice of Extension/Conversion Form
     1.01K     Notice of Reduction and Reallocation
     1.01L     Schedule of Pro Rata Shares
     1.01M     Guaranty Agreement Form
     1.01N     Schedule of Subsidiaries
     2.20      Schedule of Bank Notice Addresses and Payment Offices
     2.21(a)   Adjustments to Public Debt Ratings
     2.21(b)   Withdrawal of Public Debt Ratings
     4.16      Schedule of Guarantees by Stewart
     4.17      Schedule of Indebtedness
     5.08      Quarterly Compliance Certificate

                               CREDIT AGREEMENT

     THIS CREDIT AGREEMENT is made and entered into as of the 14th day of April, 1997, by and among STEWART ENTERPRISES, INC. ("Stewart"), a Louisiana corporation, EMPRESAS STEWART-CEMENTERIOS, INC. ("Cementerios"), a Louisiana corporation, EMPRESAS STEWART-FUNERARIAS, INC. ("Funerarias"), a Louisiana corporation, each Designated Borrower (as hereinafter defined) that becomes party hereto, CITICORP USA, INC. ("Citicorp"), as documentation agent for the Banks (as hereinafter defined) and as a Bank, BANK OF AMERICA ILLINOIS ("Bank of America"), as co-agent for the Banks and as a Bank, NATIONSBANK OF TEXAS, N.A. ("NationsBank"), as agent for the Banks and as a Bank, the other Banks listed on the signature pages hereof and such other banks as may from time to time become a party hereto.


                             W I T N E S S E T H:

     WHEREAS, Stewart has requested that the Banks extend various revolving line of credit facilities to Stewart, Cementerios, Funerarias and the Designated Borrowers in order to enable Stewart, Cementerios, Funerarias and the Designated Borrowers to borrow on a revolving basis on and after the date hereof, on the terms and conditions set forth herein, an aggregate principal amount not in excess of $600,000,000 at any time outstanding; and

     WHEREAS, Stewart has also requested that the Banks provide a procedure pursuant to which each Bank may, on an uncommitted basis, bid on certain borrowings by Stewart hereunder; and

     WHEREAS, the Banks are willing to extend such credit to Stewart, Cementerios, Funerarias and the Designated Borrowers on the terms and subject to the conditions herein set forth.

     NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:


                                  ARTICLE I

                              DEFINITION OF TERMS

     1.01  Defined Terms. As used in this Agreement, the terms set forth in this
Section 1.01 shall have the meanings assigned to them below:

     "Affiliate". Affiliate of any corporation or other entity shall mean any Person which directly or indirectly controls, is controlled by or is under common control with such corporation or other entity and, without limiting the generality of the foregoing, shall include any Person which beneficially owns or holds five percent (5%) or more of any class of voting securities (or other indicia of ownership) of such corporation or other entity. For purposes of this definition, "control" shall include the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any entity, whether through ownership, by contract or otherwise.

     "Agreement or Credit Agreement". Shall mean this Credit Agreement, as same may be amended, supplemented, modified or restated from time to time.

     "Agent". Shall mean NationsBank of Texas, N.A., and any successors or assigns in such capacity.

     "Applicable Creditor".  Shall have the meaning assigned to that term in
Section 2.17 of this Agreement.

     "Applicant Borrower". Shall have the meaning assigned to that term in
Section 2.04 of this Agreement.

     "Assignment and Acceptance". Shall mean an Assignment and Acceptance, substantially in the form of Exhibit "1.01A" hereto, entered into in accordance with the provisions of Section 7.10 of this Agreement.

     "Assignment Effective Date". Shall have the meaning assigned to that term in Section 2.23 of this Agreement.

     "Bank". Shall mean each of the Persons identified as a "Bank" on the signature pages hereof, and each Person which may become a Bank by way of assignment in accordance with the provisions of Sections 2.23 and 7.10 hereof, and their respective successors and permitted assigns.

     "Bank of America".  Shall mean Bank of America Illinois.

     "Base Rate". Shall mean, on any date, a fluctuating rate of interest per annum (rounded upwards, if necessary, to the nearest one one-hundredth of one percent (1/100 of 1%)) equal to the higher of:

          (a) the rate of interest then most recently announced by NationsBank as its "prime rate"; and

          (b) the Federal Funds Rate most recently determined by NationsBank plus one-half of one (1/2%) percent.

If for any reason NationsBank shall have determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability of NationsBank to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Neither the "prime rate" nor the Base Rate is necessarily the lowest rate of interest charged to borrowers of NationsBank from time to time. Changes in the rate of interest on any Base Rate Loan will take effect simultaneously with each change in the Base Rate.

     "Base Rate Loan". Shall mean a Committed Loan which bears interest at a rate determined by reference to the Base Rate.

     "Basis Point".  Shall mean one one-hundredth of one percent (1/100 of 1%).

     "Borrower". Shall mean any of Stewart, Cementerios, Funerarias and any Subsidiary of Stewart that becomes a Borrower under this Agreement pursuant to
Section 2.04.

     "Business Day". Shall mean a day other than a Saturday, Sunday, or legal banking holiday in the States of New York or Texas, except that, when used in connection with a LIBOR Rate Loan, such day shall also be a day on which dealings between banks are carried on in U.S. dollar deposits in London, England and New York, New York.

     "Capital Lease". Shall mean, as to any Person, any lease in respect of which the obligations of such Person constitute Capitalized Lease Obligations.

     "Capitalized Lease Obligations". Shall mean, as to any Person, all lease obligations which shall have been or should be, in accordance with generally accepted accounting principles, capitalized on the books of such Person.

     "Cementerios". Shall mean Empresas Stewart-Cementerios, Inc., a Louisiana corporation.

     "Cementerios Committed Notes". Shall mean the Committed Notes executed by Cementerios in favor of each of the Banks evidencing the Committed Loans made or to be made under the Cementerios Revolving Facility, and all extensions, renewals, amendments, modifications or rearrangements thereof from time to time.

     "Cementerios Revolving Facility". Shall have the meaning assigned to that term in Section 2.01 of this Agreement.

     "Change in Control".  Shall have the meaning assigned to that term in
Section 6.01 of this Agreement.

     "Citicorp".  Shall mean Citicorp USA, Inc.

     "Closing Date".  Shall mean the date of this Agreement.

     "Code". Shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "Committed Loans". Shall mean the revolving loan or loans made by the Banks to a Borrower under such Borrower's Revolving Facility, individually or collectively, as appropriate. Each Committed Loan shall be a LIBOR Rate Loan or a Base Rate Loan.

     "Committed Notes". Shall mean the promissory notes of a Borrower in favor of each Bank, substantially in the form of Exhibit "1.01B" hereto, evidencing the Committed Loans made or to be made to such Borrower under such Borrower's Revolving Facility, and all extensions, renewals, amendments, modifications or rearrangements thereof from time to time.

     "Competitive Bid". Shall mean an offer by a Bank to make a Competitive Loan pursuant to the terms of Section 2.06, substantially in the form of Exhibit "1.01C" hereto.

     "Competitive Bid Request". Shall mean a request by Stewart for Competitive Bids in accordance with the provisions of Section 2.06, substantially in the form of EXHIBIT "1.01D" HERETO.

     "Competitive Loan". Shall mean a loan made by a Bank in its discretion to Stewart pursuant to the bidding procedure described in Section 2.06. Each Competitive Loan shall bear interest at a fixed rate of interest per annum.

     "Competitive Loan Rate". Shall mean, with respect to any Competitive Loan, the fixed rate of interest offered by the Bank making such Competitive Loan and accepted by Stewart with respect to such Competitive Loan in accordance with the provisions of Section 2.06.

     "Competitive Notes". Shall mean the promissory notes of Stewart in favor of each of the Banks, substantially in the form of Exhibit "1.01E" hereto, evidencing the Competitive Loans, if any, made or to be made to Stewart pursuant to the bidding procedures described in Section 2.06, and all extensions, renewals, amendments, modifications or rearrangements thereof from time to time.

     "Consolidated Net Income". Shall mean consolidated net income (after taxes) of Stewart and its Subsidiaries as determined in accordance with generally accepted accounting principles.

     "Consolidated Net Worth". Shall mean stockholders' equity of Stewart and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles.

     "Consolidated Total Assets". Shall mean, at any time, the total of all assets appearing on the consolidated balance sheet of Stewart and its Subsidiaries prepared in accordance with generally accepted accounting principles.

     "Consolidated Total Capitalization". Shall mean the sum of (a) Consolidated Net Worth and (b) Funded Indebtedness of Stewart and its Subsidiaries on a consolidated basis, determined in accordance with generally accepted accounting principles.

     "Death Care Business". Shall mean the cemetery and/or funeral home and/or crematory business, or businesses related or incidental to the cemetery, funeral home, or crematory businesses including, but not limited to, monument and vault construction, flower sales and pre-need sales.

     "Default". Shall mean any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     "Default Rate".  Shall have the meaning assigned to that term in Section
2.07 of this Agreement.

     "Defaulting Bank".  Shall mean, at any time, any Bank that, at such time
(a) has failed to make a Committed Loan required pursuant to the terms of this Agreement, (b) has failed to pay to the Agent or any Bank an amount owed by such Bank pursuant to the terms of this Agreement or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

     "Designated Borrower". Shall mean any Applicant Borrower that becomes a Borrower hereunder in accordance with the provisions of Section 2.04 hereof.

     "Designated Borrower Addendum". Shall mean a Designated Borrower Addendum, substantially in the form of Exhibit "1.01F" hereto, entered into in accordance with the provisions of Section 2.04 hereof.

     "Designated Borrower Application". Shall have the meaning assigned to that term in Section 2.04 of this Agreement.

     "Dollars and $". Shall mean dollars in lawful currency of the United States of America.

     "Eligible Assignee"  Shall mean (a) a Bank, (b) an Affiliate of a Bank; and
(c) any other Person approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is to be effected in accordance with Sections 2.23 and 7.10, Stewart, such approval not to be unreasonably withheld and such approval to be deemed given by Stewart if no objection is received by the assigning Bank and the Agent from Stewart within five (5) Business Days after notice of such proposed assignment has been provided by the assigning Bank to Stewart; provided, however, that neither Stewart nor an Affiliate of Stewart shall qualify as an Eligible Assignee.

     "Environmental Laws". Shall mean all laws relating to environmental matters, including, without limitation, those relating to (a) fines, orders, injunctions, penalties, damages, contributions, cost recovery compensation, losses or injuries resulting from the release or threatened release of Hazardous Substances (as defined in Section
7.05 of this Agreement) and to the generation, use, storage, transportation, or disposal of Hazardous Substances, in any manner applicable to any of the Borrowers or any of the Subsidiaries or any of their respective properties, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. (S) 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. (S) 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. (S) 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. (S) 1251 et seq.), the Clean Air Act (42 U.S.C.
(S) 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. (S) 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. (S) 651 et seq.), and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. (S) 11001 et seq.), and (b) environmental protection, including, without limitation, the National Environmental Policy Act (42 U.S.C. (S) 4321 et seq.), and comparable state laws, each as amended or supplemented, and any similar or analogous local, state and federal statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

     "EPA". Shall mean the United States Environmental Protection Agency, and any successor agency.

     "ERISA". Shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, any successor statute(s), and all regulations promulgated and rulings issued pursuant thereto.

     "Eurodollar Reserve Requirement". Shall mean for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the aggregate maximum reserve requirements applicable to "Eurocurrency Liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on "Euro-Dollar Loans" is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Eurodollar Reserve Requirement will change automatically on the date that any change in such reserve requirements announced by the Board of Governors of the Federal Reserve System (or any successor) becomes effective.

     "Event of Default". Shall have the meaning assigned to that term in Section
6.01 of this Agreement.

     "Exchange Act".  Shall have the meaning assigned to that term in Section
6.01 of this Agreement.

     "Existing Credit Agreements". Shall mean (a) the Fifth Amended and Restated Loan Agreement, (b) that certain Agreement dated September 20, 1996, by and between Stewart, as borrower, and NationsBank, as lender, and (c) that certain Loan Agreement dated as of October 31, 1996, by and among Cementerios and Funerarias, as borrowers, Stewart, as guarantor, NationsBank, as agent, and the other lenders named therein.

     "Existing Letters of Credit". Shall mean those certain standby letters of credit described on Exhibit "1.01G" hereto issued and/or renewed in connection with the Fifth Amended and Restated Loan Agreement.

     "Federal Funds Rate". Shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published at 11:00 A.M. (Dallas, Texas time) for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

     "Fifth Amended and Restated Loan Agreement". Shall mean that certain Fifth Amended and Restated Loan Agreement dated as of December 11, 1995 by and among Stewart, as borrower, NationsBank, as agent, and the other lenders named therein, as amended.

     "Funded Indebtedness". Shall mean the sum of the following (without duplication): (a) all Indebtedness whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, (b) all obligations (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds and similar instruments, (c) all Indebtedness for the payment of the purchase price of property or assets purchased, (d) all Capitalized Lease Obligations, (e) all guaranties, endorsements, assumptions or other contingent obligations, in respect of, or to purchase or otherwise acquire, Indebtedness of others, and (f) all Indebtedness secured by any mortgage, pledge, security interest or lien existing on property owned, subject to such mortgage, pledge, security interest or lien, whether or not the Indebtedness secured thereby shall have been assumed by the owner thereof.

     "Funding Date".  Shall have the meaning assigned to that term in Section
2.05 of this Agreement.

     "Funerarias". Shall mean Empresas Stewart-Funerarias, Inc., a Louisiana corporation.

     "Funerarias Committed Notes". Shall mean the Committed Notes executed by Funerarias in favor of each of the Banks evidencing the Committed Loans made or to be made under the Funerarias Revolving Facility, and all extensions, renewals, amendments, modifications or rearrangements thereof from time to time.

     "Funerarias Revolving Facility". Shall have the meaning assigned to that term in Section 2.01 of this Agreement.

     "Governmental Body". Shall mean and include any federal, state, municipal, foreign or other governmental department, court, commission, board, bureau, authority, agency or instrumentality.

     "Gross Up Amount". Shall have the meaning assigned to that term in Section
2.15 of this Agreement.

     "Guaranty or Guarantees". By any Person shall mean all obligations of such Person in any manner directly or indirectly guaranteeing, endorsing or otherwise becoming a surety for or contingently liable upon any Indebtedness, or interest or fees relating to any Indebtedness, or any other obligation of any other Person.

     "Guaranteed Indebtedness". Of a Person shall mean all Indebtedness and obligations guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed, directly or indirectly, by such Person through an endorsement, an agreement of suretyship, or any agreement rendering such Person contingently liable, or through an agreement, contingent or otherwise, to purchase indebtedness or to purchase, sell or lease (as lessee or lessor) property or to purchase or sell services, primarily for the purpose of enabling the debtor or seller to make payment of the indebtedness or to assure the holder of the indebtedness against loss, or to supply funds to or in any other manner invest in the debtor or otherwise.

     "Hazardous Substances".  Shall have the meaning assigned to that term in
Section 7.05 of this Agreement.

     "Highest Lawful Rate". Shall mean the maximum rate of non-usurious interest permitted by applicable law as the same exists from day to day during the term hereof, including for purposes of Article 5069-1.04 Vernon's Texas Civil Statutes, as amended (and as the same may be incorporated by reference in other Texas statutes), but otherwise without limitation, the rate based upon the "indicated (weekly) rate ceiling."

     "Indebtedness". Of any Person shall mean all liabilities of such Person which, in accordance with generally accepted accounting principles on a consolidated basis, would be classified as indebtedness, but in any event shall include:

          (a) all indebtedness and obligations guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed, directly or indirectly, by such Person through an agreement, contingent or otherwise, to purchase indebtedness or to purchase, sell or lease (as lessee or lessor) property or to purchase or sell services, primarily for the purpose of enabling the debtor or seller to make payment of the indebtedness or to assure the holder of the indebtedness against loss, or to supply funds to or in any other manner invest in the debtor or otherwise;

          (b) all indebtedness for the payment or purchase of which such Person has agreed, contingently or otherwise, to advance or supply funds;

          (c) all indebtedness secured by any mortgage, Lien, pledge, charge, or other security interest or encumbrance upon or in any of the property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness;

          (d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement given as a security device (including payment obligations under any lease in the nature of a title retention agreement) with respect to property acquired by such Person; and

          (e)  Funded Indebtedness.

For the purpose of computing the Indebtedness of any Person, there shall be excluded endorsements of checks and drafts for deposit in the ordinary course of business.

     "Indemnified Parties".  Shall have the meaning assigned to that term in
Section 7.05 of this Agreement.

     "Initial Borrowing Date".  Shall have the meaning assigned to that term in
Section 3.01 of this Agreement.

     "Interest Payment Date". Shall mean (a) as to any Base Rate Loan, the last day of each January, April, July and October and the Termination Date, and (b) as to any LIBOR Rate Loan or any Competitive Loan, the last day of each January, April, July and October as well as the last day of the applicable Interest Period and the Termination Date. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of LIBOR Rate Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the first preceding Business Day.

     "Interest Period". Shall mean (a) with respect to any LIBOR Rate Loan, a period, as a Borrower may elect, commencing in each case on the date of the borrowing (including extensions and conversions) and ending on a date that is between seven (7) days and three hundred sixty (360) days thereafter, and (b) with respect to any Competitive Loan, a period commencing on the date of the borrowing and ending on the date specified in the respective Competitive Bid whereby the offer to make such Competitive Loan was extended, which shall be not less than seven (7) days nor more than one hundred eighty (180) days duration; provided, however, (i) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that in the case of LIBOR Rate Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the first preceding Business Day), and (ii) no Interest Period shall extend beyond the Maturity Date.

     "Investments".  Shall have the meaning assigned to that term in Section
5.12 of this Agreement.

     "Judgment Currency".  Shall have the meaning assigned to that term in
Section 2.17 of this Agreement.

     "LC Exposure". Shall mean, with respect to a subject Borrower, the aggregate face amount of all undrawn standby letters of credit issued by the Agent for the account of such Borrower pursuant to this Agreement plus the aggregate of all amounts drawn under standby letters of credit issued by the Agent for the account of such Borrower pursuant hereto that have not yet been reimbursed by such Borrower.

     "LIBOR Rate". Shall mean a rate per annum (rounded upward, if necessary, to the nearest one one-hundredth of one percent (1/100th of 1%)) equal to the quotient of (a) the NationsBank LIBOR Rate with respect to an applicable Interest Period, divided by (b) the remainder of 1.00 minus the Eurodollar Reserve Requirement in effect on the first day of such Interest Period. The LIBOR Rate may be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Requirement.

     "LIBOR Rate Loan". Shall mean a Committed Loan which bears interest at a rate determined by reference to the LIBOR Rate.

     "Lien". Shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, including, but not limited to, a security agreement, assignment, mortgage, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For purposes of this Agreement, the Borrowers shall be deemed to be the owners of any property which they have acquired or hold subject to a conditional sale agreement, financing lease or other agreement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

     "Limited Material Adverse Change". Shall mean a material adverse change in the condition or operations, financial or otherwise, of a Borrower other than Stewart, which material adverse change does not cause a material adverse change in the consolidated condition or operations, financial or otherwise, of Stewart and its Subsidiaries taken as a whole.

     "Loan". Shall mean, as the context may require, a Committed Loan (whether a Base Rate Loan or a LIBOR Rate Loan) or a Competitive Loan.

     "Loan Papers". Shall mean, collectively, this Agreement, the Committed Notes, the Competitive Notes, the Stewart Guarantees, the Designated Borrower Addenda and the Maximum Facility Commitment Addenda, together with any and all additional promissory notes, letter of credit applications and/or agreements, guaranty agreements, reports, certificates, corporate and/or partnership resolutions, notices, statements and other documents and instruments evidencing, securing or guaranteeing the Obligation or heretofore or hereafter delivered to the Agent or the Banks in connection with the Obligation or this Agreement, and any extensions, renewals, amendments or restatements of any of the foregoing.

     "Majority Banks". Shall mean at any time Banks having 51.0% or more of the aggregate Revolving Facility Commitments or, if all of the Revolving Facility Commitments shall have been terminated, holding 51.0% or more of the aggregate unpaid principal amount of all Loans;

provided that the Revolving Facility Commitments of, or the aggregate unpaid principal amount of Loans owing to, a Defaulting Bank shall be excluded for purposes hereof in making a determination of Majority Banks.

     "Material Adverse Effect". Shall mean a material adverse effect on (a) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of Stewart and its Subsidiaries taken as a whole, (b) the ability of Stewart and its Subsidiaries, taken as a whole, to perform any material obligation under the Loan Papers or (c) the material rights and remedies of the Banks under the Loan Papers.

     "Maturity Date". Shall mean April 30, 2002, as the same may be extended from time to time with the unanimous consent of the Banks as provided in Section
2.22 hereof.

     "Maximum Facility Commitment Addendum". Shall mean a "Maximum Facility Commitment Addendum", substantially in the form of Exhibit "1.01H" hereto, entered into in accordance with the provisions of Section 2.04 hereof.

     "Maximum Facility Commitment Amount". Shall mean, as to each Revolving Facility, subject to the limitations set forth in this Agreement, the maximum aggregate principal amount of Committed Loans (including LC Exposure) that may be outstanding from time to time under such Revolving Facility as such amount may be reduced or increased from time to time pursuant to this Agreement. As of the Closing Date, the Maximum Facility Commitment Amount under (a) the Stewart Revolving Facility is $512,000,000, (b) the Cementerios Revolving Facility is $37,000,000 and (c) the Funerarias Revolving Facility is $51,000,000.

     "Moody's".  Shall mean Moody's Investors Service, Inc.

     "Multiemployer Plan". Shall mean a Plan which is a "multiemployer plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA to which Stewart, any of the Subsidiaries or any of the Related Parties are contributing, or ever has contributed, or has, or ever has had, an obligation to contribute.

     "NationsBank".  Shall mean NationsBank of Texas, N.A.

     "NationsBank LIBOR Rate". Shall mean, with respect to each Interest Period applicable to a LIBOR Rate Loan, the rate of interest per annum (rounded upward, if necessary, to the nearest one one-hundredth of one percent (1/100 of 1%)) quoted by NationsBank at 9:00 A.M. Dallas, Texas time (or as soon thereafter as practicable) on the day that is forty-eight (48) hours prior to the first day of such Interest Period as the "LIBOR Rate" applicable for loans in an amount equal or comparable to the amount of the loan to which such Interest Period applies, having a maturity comparable to such Interest Period. It is specifically understood and agreed, however, that in the event that the Interest Period selected by a Borrower for a LIBOR Rate Loan is for fewer than thirty (30) days, the NationsBank LIBOR Rate for such Interest Period shall be the same as the NationsBank LIBOR Rate for a thirty (30) day Interest Period.

     "Notes". Shall mean the Committed Notes and/or the Competitive Notes, collectively, separately or individually, as appropriate, and all extensions, renewals, amendments, modifications or rearrangements thereof from time to time.

     "Notice of Borrowing". Shall mean the written notice of borrowing as referenced and defined in Section 2.05 of this Agreement, substantially in the form of Exhibit "1.01I" attached hereto.

     "Notice of Extension/Conversion". Shall mean the written notice of extension or conversion of a Committed Loan in accordance with Section 2.08 of this Agreement, in substantially the form of Exhibit "1.01J" attached hereto.

     "Notice of Reduction and Reallocation". Shall mean a Notice of Reduction and Reallocation, substantially in the form of Exhibit "1.01K" hereto, entered into in accordance with the provisions of Section 2.04 hereof.

     "Other Taxes". Shall have the meaning assigned to that term in Section 2.15 of this Agreement.

     "Obligation". At any particular time shall mean, collectively, (a) the aggregate unpaid principal amount of all Loans, (b) all interest accrued and payable thereon, (c) all fees and other charges payable hereunder (including attorneys fees incurred in connection with the enforcement and collection of the Borrowers' obligations hereunder or any part thereof), (d) all obligations, direct or contingent, related to any LC Exposure, (e) any and all obligations of the Borrowers in respect of such sums, and (f) all other amounts from time to time payable by the Borrowers to the Agent or the Banks pursuant to this Agreement or any other Loan Papers.

     "Participant". Shall have the meaning assigned to that term in Section 7.10 of this Agreement.

     "Permitted Investments". Shall mean, with respect to Stewart and its Subsidiaries, investments in (a) direct obligations of the United States or government agencies of the United States, (b) commercial paper of any United States issuer rated not lower than "A-2" or "P-2" by S&P or Moody's, respectively, (c) certificates of deposit and bankers' acceptances of any commercial bank which is a member of the Federal Reserve System and which has capital, surplus and undivided profits aggregating not less than one hundred million ($100,000,000) Dollars, (d) certificates of deposit and bankers acceptances from commercial banks that have (i) a credit rating of "A" or better by S&P or Moody's, and (ii) capital of not less than one hundred million ($100,000,000) Dollars, (e) any marketable debt securities that are investment grade (i.e., "BBB-" or better by S&P or "Baa3" or better by Moody's), (f) mutual funds in which the majority of the assets held are marketable debt securities that are investment grade, (g) marketable equity securities that are publicly traded, (h) investments classifiable as current assets in accordance with generally accepted accounting principles in money market investment programs (x) that are classified as "investment grade" or in which the majority of the investments held by the funds are classified as "investment grade" and (y) that are managed by reputable financial institutions having capital of at least one hundred million ($100,000,000.00) Dollars, (i) money market and auction rate preferred stocks rated "A" or better by S&P or Moody's and (j) short term investments backed by the full faith and credit or the implied credit of the respective national government of each foreign country in which Stewart or any Subsidiary conducts business operations.

     "Person". Shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Body.

     "Plan". Shall mean and include each benefit plan (including any Multiemployer Plan), program, arrangement or policy in the nature of or concerning (a) deferred compensation, incentive compensation, stock purchase, stock option, vacation pay, retirement or severance benefits, or (b) medical, dental, disability or other such arrangements, which is maintained or sponsored (or required to be maintained or sponsored) by Stewart, any of the Subsidiaries or any of the Related Parties, whether for existing or former employees, or to which Stewart, any of the Subsidiaries or any of the Related Parties, has ever contributed, or has, or ever has had, an obligation to contribute; provided, however, that the term "Plan" shall not include those benefit plans or similar programs maintained outside of the United States for the benefit of Persons substantially all of whom are non-resident aliens.

     "Private Placement Agreements". Shall mean the two Note Agreements described in the definition of "Private Placement Noteholders" set forth below in this Section 1.01.

     "Private Placement Noteholders". Shall mean the holders of those certain 6.04% Senior Notes of Stewart in the original aggregate principal amount of $50,000,000 issued pursuant to that certain Note Agreement dated December 21, 1993, (as amended to date), by and among Stewart, Principal Mutual Life Insurance Company, The Great-West Life Assurance Company and The Variable Annuity Life Insurance Company as well as those certain Series A Senior Notes, Series B Senior Notes and Series C Senior Notes of Stewart in the original aggregate principal sum of $75,000,000 issued pursuant to that certain Note Agreement dated November 7, 1994 (as amended to date) by and among Stewart, The Variable Annuity Life Insurance Company, American General Life Insurance Company, American General Life and Accident Insurance Company, Gulf Life Insurance Company, Principal Mutual Life Insurance Company and Great-West Life & Annuity Insurance Company.

     "Pro Rata Share". Shall mean for each Bank, as of the Closing Date, the percentage set forth opposite the name of such Bank in Exhibit "1.01L" attached hereto, as such percentage amount may be increased or decreased from time to time pursuant to this Agreement; and for each Person that becomes a Bank subsequent to the Closing Date, the percentage specified for such Bank in the assignment agreement entered into with such Bank pursuant to Sections 2.23 or
7.10 of this Agreement, as such percentage may thereafter be increased or decreased from time to time pursuant to this Agreement.

     "Property". Shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     "Public Debt Ratings". Shall have the meaning assigned to that term in
Section 2.02 of this Agreement.

     "Register". Shall have the meaning assigned to that term in Section 7.10 of this Agreement.

     "Related Party" or "Related Parties". Shall mean and include, collectively and individually, any Person with which Stewart or any of its Subsidiaries would be treated as a single employer under Section 414(b), (c), (m), (n), or (o) of the Code.

     "Replaced Bank".  Shall have the meaning assigned to that term in Section
2.23 of this Agreement.

     "Replacement Bank".  Shall have the meaning assigned to that term in
Section 2.23 of this Agreement.

     "Reportable Event". Shall have the meaning assigned to that term in Title IV of ERISA.

     "Requirement of Law". Shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Body, in each case applicable to or binding upon such Person or any of its material Property.

     "Restricted Payments".  Shall have the meaning assigned to that term in
Section 5.15 of this Agreement.

     "Revolving Facility or Revolving Facilities". Shall mean, as the context may require, one or more of the revolving line of credit facilities established under Section 2.01 or 2.04 of this Agreement pursuant to which the Banks have agreed to make Committed Loans to a Borrower from time to time through the Termination Date subject to a stated maximum principal amount outstanding (including LC Exposure to such Borrower) at any one time, subject to the limitations set forth in this Agreement. As of the Closing Date, there shall be three Revolving Facilities established under this Agreement, i.e., the Stewart Revolving Facility, the Cementerios Revolving Facility and the Funerarias Revolving Facility.

     "Revolving Facility Commitment". Shall mean each Bank's obligation to fund its Pro Rata Share of a Committed Loan (including participation in standby letters of credit issued) to a Borrower under such Borrower's Revolving Facility.

     "S&P". Shall mean Standard & Poor's Rating Group, a division of McGraw Hill, Inc.

     "Stewart".  Shall mean Stewart Enterprises, Inc., a Louisiana corporation.

     "Stewart/Cementerios Guaranty". Shall mean that certain Guaranty agreement executed by Stewart in favor of the Banks guarantying the Indebtedness and obligations due by Cementerios in favor of the Banks hereunder, substantially in the form of Exhibit "1.01M" hereto.

     "Stewart Committed Notes". Shall mean the Committed Notes executed by Stewart in favor of each of the Banks evidencing the Committed Loans made or to be made under the Stewart Revolving Facility, and all extensions, renewals, amendments, modifications or rearrangements thereof from time to time.

     "Stewart/Funerarias Guaranty". Shall mean that certain Guaranty agreement executed by Stewart in favor of the Banks guarantying the Indebtedness and obligations due by Funerarias in favor of the Banks hereunder, substantially in the form of Exhibit "1.01M" hereto.

     "Stewart Guarantees". Shall mean, as the context may require, any or all of the Stewart/Cementerios Guaranty, the Stewart/Funerarias Guaranty and the Guaranty agreement(s) executed by Stewart in favor of the Banks with respect to any Revolving Facility which may be established in favor of a Designated Borrower in accordance with the provisions of Section 2.04 of this Agreement, substantially in the form of EXHIBIT "1.01M" HERETO.

     "Stewart Revolving Facility". Shall have the meaning assigned to that term in Section 2.01 of this Agreement.

     "Stock". Shall have the meaning assigned to that term in Section 6.01 of this Agreement.

     "Subsidiary or Subsidiaries". Shall mean any corporation, partnership, joint venture or other legal entity, fifty percent (50%) or more of the voting stock (or other indicia of ownership) of which is owned, directly or indirectly, by any of the Borrowers or by any Subsidiary of any of the Borrowers, and specifically including, as of April 11, 1997, the entities described on Exhibit "1.01N" hereto. It is specifically understood that the term "Subsidiaries" shall include Cementerios, Funerarias and any other Subsidiary that becomes a Borrower hereunder pursuant to the provisions of Section 2.04 of this Agreement.

     "Taxes". Shall have the meaning assigned to that term in Section 2.15 of this Agreement.

     "Termination Date".  Shall mean the earlier of

          (a)  the Maturity Date; and

          (b) the date on which all Revolving Facility Commitments are terminated in full.

     "Total Commitment Amount". Shall mean, on any date, $600,000,000, as such amount may be reduced from time to time pursuant to the terms of this Agreement.

     "Wholly-Owned Subsidiary". Shall mean, with respect to any Person, any Subsidiary of such Person all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares or shares required to be held by a Person pursuant to licensing requirements of any Governmental Body) are at the time directly or indirectly owned by such Person.

     "Withholding Tax Absorption Fee". Shall have the meaning assigned to that term in Section 2.15 of this Agreement.


                                  ARTICLE II

                             THE CREDIT FACILITIES

     2.01 Commitments. Subject to the terms and conditions contained herein, each Bank severally agrees to make Committed Loans to Stewart, Cementerios and Funerarias as hereinafter set forth. Specifically, the Banks agree to extend to Stewart a revolving line of credit facility and to make Committed Loans to Stewart thereunder from time to time through the Termination Date in an aggregate maximum principal amount of up to $512,000,000 outstanding at any one time (as extended, renewed, modified or rearranged from time to time, the "Stewart Revolving Facility"). Additionally, the Banks agree to extend to Cementerios a revolving line of credit facility and to make Committed Loans to Cementerios thereunder from time to time through the Termination Date in an aggregate maximum principal amount of up to $37,000,000 outstanding at any one time (as extended, renewed, modified or rearranged from time to time, the "Cementerios Revolving Facility"). Additionally, the Banks agree to extend to Funerarias a revolving line of credit facility and to make Committed Loans to Funerarias thereunder from time to time through the Termination Date in an aggregate maximum principal amount of up to $51,000,000 outstanding at any one time (as extended, renewed, modified or rearranged from time to time, the "Funerarias Revolving Facility"). The Committed Loans made under such Revolving Facilities shall be evidenced by the Stewart Committed Notes, the Cementerios Committed Notes and the Funerarias Committed Notes, respectively, delivered to the Banks. Committed Loans made under each Revolving Facility may consist of Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the subject Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof. Notwithstanding anything contained herein to the contrary, the maximum obligation of each Bank with respect to Committed Loans made under each Revolving Facility shall be limited to its Pro Rata Share thereof, and in no event shall the obligations of the Banks to make Committed Loans under each Revolving Facility be deemed to be joint and several. Failure by any one of the Banks to honor its obligations hereunder shall not render the non-defaulting Banks liable to fulfill the obligations of such defaulting Bank, but any such failure by one of the Banks shall not relieve the non-defaulting Banks of their obligations to fund their Pro Rata Share of Committed Loans under each Revolving Facility.

     2.02  Letters of Credit.

          (a) Subject to the limitations and conditions set forth in Section 2.01, this Section 2.02 and elsewhere in this Agreement, each Borrower may use its respective Revolving Facility as the basis on which to request issuance of standby letters of credit payable in Dollars by the agent; provided that the aggregate LC Exposure shall not exceed $50,000,000 outstanding at any one time to all Borrowers collectively, in accordance with and subject to the terms and provisions of this Agreement; and provided, further, that in no event may any standby letter of credit so requested have an expiration date that is later than the Maturity Date. The annual fees for the issuance of standby letters of credit issued hereunder shall be as follows:


               (i) a fronting fee of 12.5 Basis Points per annum of the face amount of each standby letter of credit issued shall be payable to Agent for the Agent's sole account; and

               (ii) an issuance fee shall be payable to the Banks (to be shared in accordance with the Pro Rata Share of each) in an amount that is based upon Stewart's senior unsecured public debt ratings (the "Public Debt Ratings") from S&P and Moody's from time to time. Based upon Stewart's current Public Debt Ratings of "BBB" (S&P) and "Baa3" (Moody's), the issuance fee shall initially be 22.5 Basis Points per annum of the face amount of any standby letter of credit issued. In the event of a modification or withdrawal of Stewart's current Public Debt Ratings from S&P and/or Moody's, the issuance fee payable under this Section 2.02 shall be automatically adjusted on a prospective basis in accordance with the provisions of Section 2.21 hereof.


Both of such fees shall be payable upon issuance of each such standby letter of credit and on each anniversary of such issuance, in advance, until the expiration date of such letter of credit.

          (b) The aggregate undrawn amounts of all standby letters of credit outstanding plus the aggregate unreimbursed amounts of all drawn standby letters of credit under each Revolving Facility, respectively, shall be treated as Committed Loans for purposes of determining the availability of funds under each such Revolving Facility, respectively, from time to time.

          (c) In order to obtain the issuance of any standby letter of credit hereunder, the subject Borrower shall provide the Agent with a completed letter of credit application and reimbursement agreement executed by such Borrower, in form and substance acceptable to Agent, for each standby letter of credit so requested, at least three (3) Business Days prior to the proposed date of issuance of such standby letter of credit. The Agent shall promptly notify each other Bank of such request for issuance of a standby letter of credit. Upon satisfaction of the terms and conditions of this Agreement, the Agent shall issue the requested standby letter of credit, it being specifically understood by each Borrower that any such letter of credit issued shall be in form and substance satisfactory to Agent. Upon issuance of a standby letter of credit, each

Bank shall share the obligation represented by each such standby letter of credit so issued in an amount equal to such Bank's Pro Rata Share. The participation of each Bank in each standby letter of credit shall be automatic.

          (d) In the event of a draw by a beneficiary under any standby letter of credit so issued, the Agent shall notify each Bank of such draw not later than 10:00 A.M., Dallas, Texas time on the date of payment of such draw, whereupon each Bank will immediately make available to the Agent at Agent's principal office in Dallas, Texas in Dollars and in immediately available funds such Bank's Pro Rata Share of such draw. If and to the extent any Bank shall not make such funds immediately available to the Agent, such Bank agrees to repay to the Agent such amount, together with interest thereon, for each day from the date the Agent funds such draw until the date such amount is repaid by such Bank to the Agent, at the Federal Funds Rate. If such Bank does not pay such amount forthwith upon Agent's demand therefor, the Agent shall promptly notify the subject Borrower, and such Borrower shall immediately pay such amount to the Agent, together with interest thereon, for each day from the date the Agent funds such draw until and including the date such amount is repaid to the Agent, at the Base Rate. Additionally, in the event of such a draw by a beneficiary under a standby letter of credit, the Banks (to the extent each Bank repays Agent) shall be deemed to have made a Base Rate Loan under the Revolving Facility in question in an amount equal to the amount so drawn.

          (e) Without limiting the generality of any other Loan Paper, upon the occurrence of any Event of Default, or upon the Termination Date, an amount equal to the respective LC Exposure of each Borrower shall be deemed to be forthwith due and owing by each such Borrower to the Agent and the Banks as of such date. The obligation to pay such amount shall be absolute and unconditional, without regard to whether any beneficiary of any letter of credit has attempted to draw down all or a portion of such amount under the terms of a letter of credit. Such payments shall be held by the Agent on behalf of the Banks as cash collateral securing the LC Exposure (and other Obligations) in an account or accounts at the principal lending office of the Agent, and each Borrower hereby grants to and by its deposit with the Agent grants to the Agent a security interest in such cash collateral.

          (f) In connection with the Fifth Amended and Restated Loan Agreement, the Agent issued the Existing Letters of Credit for the account of Stewart. Simultaneous with the making of the initial Committed Loans hereunder, each Bank shall share the obligations represented by such Existing Letters of Credit in an amount equal to such Bank's Pro Rata Share. Thereupon, the Existing Letters of Credit shall constitute "standby letters of credit" within the meaning of this
Section 2.02, shall be deemed to have been issued pursuant to this Agreement, and all rights and obligations with respect to such Existing Letters of Credit shall be governed by the terms of this Agreement. The issuance fees payable in connection with renewals, if any, of the Existing Letters of Credit shall be shared by the Banks ratably in accordance with the Pro Rata Share of each.

     2.03 Banks Not Permitted or Required To Make or Participate in Loans Under Certain Circumstances. No Bank shall be permitted or required to make any Loan (whether a Committed Loan or a Competitive Loan), nor shall any standby letter of credit be issued, to a Borrower if, after giving effect thereto, (a) the aggregate principal amount outstanding of all Committed Loans under such Borrower's Revolving Facility, plus (b) the LC Exposure to such Borrower, plus (c) the aggregate principal amount outstanding of all Competitive Loans to such Borrower, would exceed at any time the Maximum Facility Commitment Amount for the Revolving Facility extended to such Borrower.

     2.04 Additional Revolving Facilities.

          (a) Establishment. Subject to the conditions and limitations set forth in this Agreement, Stewart shall have the right to request that the Banks establish additional revolving line of credit facilities to Wholly-Owned Subsidiaries of Stewart (or other Subsidiaries, subject to the approval of Agent) designated by Stewart (an "Applicant Borrower"), all in the manner and in accordance with the procedures hereinafter set forth. At least thirty (30) days prior to the date that Stewart desires to establish such a revolving line of credit facility, Stewart shall submit to Agent an application in form and substance satisfactory to Agent (the "Designated Borrower Application"), which application shall be accompanied by such corporate and financial information regarding the Applicant Borrower as the Agent shall request. It is specifically understood that the Banks shall be under no obligation to establish any such revolving line of credit facility unless and until such Designated Borrower Application shall have been approved by Agent. In its consideration of whether to approve such Designated Borrower Application, the Agent may consider such criteria as it deems appropriate, in its discretion, including, without limitation, whether after giving effect to the Loans proposed to be made under such revolving line of credit facility, (i) the Applicant Borrower's capital will reasonably support the contemplated business activities of the Applicant Borrower; (ii) the fair market value of the Applicant Borrower's assets will reasonably exceed its liabilities; and (iii) the Applicant Borrower's cash flow will be adequate to service its required obligations, including debt service. Upon receipt of approval, if any, of the Agent, and upon execution and delivery to the Agent and the Banks of the Designated Borrower Addendum and the fulfillment of the other conditions set forth in this Section 2.04, such Applicant Borrower shall become a "Borrower" hereunder and shall be (A) entitled to all rights and benefits of a Borrower hereunder (including, without limitation, the right to make Committed Loan borrowings up to the Maximum Facility Commitment Amount applicable to it upon satisfaction of the conditions set forth in Sections 3.02, 3.03 and elsewhere in this Agreement), and (B) subject to all obligations of a Borrower hereunder. The revolving line of credit facility established in favor of such Applicant Borrower shall constitute a "Revolving Facility" hereunder. Committed Loans under each such Revolving Facility shall be evidenced by the Committed Notes executed by such additional Borrower and delivered to the Banks.

          (b) Increases to Existing Revolving Facilities. In addition to Stewart's right to request the establishment of additional Revolving Facilities in accordance with Section 2.04(a) above, Stewart shall also have the right from time to time to request that the Maximum Facility Commitment Amount for a Revolving Facility in favor of any other Borrower be increased from its then-existing amount to a greater amount. Any such increase shall be subject to the approval of the Agent, and the procedures to be followed in connection therewith shall be substantially similar to those set forth in Section 2.04(a) above for the establishment of a new Revolving Facility. Specifically, at least thirty
(30) days prior to the date that Stewart desires such an increase, Stewart shall submit to the Agent an application, in form and substance satisfactory to the Agent, which application shall be accompanied by such additional corporate and financial information regarding the subject Borrower as the Agent shall request. Thereupon, the Agent shall evaluate the request, employing such criteria as it deems reasonably appropriate, in its discretion, including, without limitation, the criteria specifically set forth in Section 2.04(a) above. Upon receipt of approval, if any, of the Agent, the subject Borrower, Stewart and each of the other Borrowers shall execute and deliver to the Agent (i) a Maximum Facility Commitment Addendum in order to evidence the increase in the Maximum Facility Commitment Amount for the Revolving Facility of the subject Borrower and the corresponding reduction of the Maximum Facility Commitment Amount for the Revolving Facility of another Borrower or Borrowers in accordance with the provisions of Section 2.04(c) below, and (ii) such additional Notes, resolutions and other documentation as the Agent shall reasonably request, all in form and substance satisfactory to the Agent. Such an increase and corresponding reduction of the Maximum Facility Commitment Amounts shall not be effective until the Maximum Facility Commitment Addendum and the accompanying documentation shall have been received and accepted by the Agent, which acceptance shall be evidenced by Agent's execution of the Maximum Facility Commitment Addendum. Thereupon, the Maximum Facility Commitment Amount of the subject Borrower shall be so increased and, subject to the fulfillment of the conditions set forth in Section 3.02 and elsewhere in this Agreement, the subject Borrower shall be entitled to make Committed Loan borrowings up to the newly-increased Maximum Facility Commitment Amount. The Agent shall notify each of the Banks promptly upon its acceptance of the Maximum Facility Commitment Addendum as provided for herein.

          (c) Reduction of Other Maximum Facility Commitment Amounts. In addition to the other conditions provided for herein, in order to establish a Revolving Facility as provided for in Section 2.04(a) above or to increase the Maximum Facility Commitment Amount of an existing Revolving Facility as provided in Section 2.04(b) above, the Maximum Facility Commitment Amount under one or more of the existing Revolving Facilities, as agreed to by the Agent and Stewart, shall be reduced in an amount equal to the Maximum Facility Commitment Amount for the proposed Revolving Facility, or in an amount equal to the increase of the Maximum Facility Commitment Amount of an existing Revolving Facility under Section 2.04(b) above, so that the aggregate of all Maximum Facility Commitment Amounts shall never exceed the Total Commitment Amount. Notwithstanding the foregoing, no such reduction of a Maximum Facility Commitment Amount for an existing Revolving Facility shall be permitted if, after giving effect thereto, the aggregate principal amount outstanding of Committed Loans under such Revolving Facility, together with the LC Exposure thereunder, plus the aggregate principal amount outstanding of Competitive Loans to the applicable Borrower would exceed the Maximum Facility Commitment Amount for such Revolving Facility. It is specifically understood and agreed that once the Maximum Facility Commitment Amount of a Revolving Facility is reduced as set forth in this Section 2.04(c), the same may not be increased thereafter except in accordance with the provisions of Section 2.04(b) above and, in the case of the Stewart Revolving Facility, the provisions of Section 2.04(e) below.

          (d) Limitation on Revolving Facilities of Subsidiaries. In no event may the aggregate Maximum Facility Commitment Amounts for the Cementerios Revolving Facility, the

Funerarias Revolving Facility and any Revolving Facilities established in accordance with Section 2.04(a) above exceed at any time the principal sum of $200,000,000 or such lesser sum as may result from termination, in whole or in part, of any of such Revolving Facilities in accordance with the provisions of
Section 2.09(a) or 5.14(e) of this Agreement.

          (e) Reduction and Reallocation to Stewart. Subject to the conditions and limitations hereinafter set forth, Stewart may from time to time, without the approval of the Agent or any Bank, reduce the Maximum Facility Commitment Amount for the Revolving Facility in favor of any other Borrower hereunder and effect a corresponding increase in the Maximum Facility Commitment Amount for the Stewart Revolving Facility. In order to effect any such reduction and corresponding increase, Stewart and the other Borrowers shall execute and deliver to the Agent a Notice of Reduction and Reallocation together with such Notes, resolutions and other documentation as the Agent shall request, all in form and substance satisfactory to the Agent. Such reduction and corresponding increase in the subject Maximum Facility Commitment Amounts shall not become effective until the Notice of Reduction and Reallocation and the accompanying documentation shall be received and accepted by the Agent, which acceptance shall be evidenced by Agent's execution of the Notice of Reduction and Reallocation. The Agent shall notify each of the Banks promptly upon its acceptance of any Notice of Reduction and Reallocation. With respect to the newly-reduced Maximum Facility Commitment Amount for the Revolving Facility in question, it is specifically understood that such reduced Maximum Facility Commitment Amount may not thereafter be increased except in accordance with the provisions of Section 2.04(b) above. Notwithstanding anything contained herein to the contrary, (i) no such reduction of a Maximum Facility Commitment Amount for an existing Revolving Facility shall be permitted if, after giving effect thereto, the aggregate principal amount outstanding of Committed Loans under such Revolving Facility, together with the LC Exposure thereunder, plus the aggregate principal amount outstanding of Competitive Loans to the applicable Borrower would exceed the Maximum Facility Commitment Amount for such Revolving Facility and (ii) in no event may the aggregate of all Maximum Facility Commitment Amounts ever exceed the Total Commitment Amount.

     2.05 Committed Loans.

          (a)  Committed Loan Borrowings.

               (i) Notice of Borrowing. A Borrower shall request a Committed Loan borrowing by delivering a Notice of Borrowing (or by telephone notice promptly confirmed by a Notice of Borrowing) to the Agent not later than 9:00 A.M. (Dallas, Texas time) on the Business Day of the requested borrowing in the case of Base Rate Loans, and not later than 11:00 A.M. (Dallas, Texas time) on the second Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans. Each such request for borrowing shall be irrevocable and shall specify (A) that a Committed Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day) (the "Funding Date"), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) therefor. If the subject Borrower shall fail to specify in any such Notice of Borrowing
(1) an
applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of thirty (30) days, or (2) the type of Committed Loan (i.e., either a Base Rate Loan or a LIBOR Rate Loan) requested, then such notice shall be deemed to be a request for a Base Rate Loan hereunder. Promptly upon receipt of each Notice of Borrowing, the Agent shall give notice to each Bank of the contents thereof as well as each Bank's Pro Rata Share of the requested borrowing.

               (ii) Minimum Amounts. Each Committed Loan borrowing shall be in a minimum aggregate amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof, in the case of LIBOR Rate Loans, and $1,000,000 and integral multiples of $100,000 in excess thereof, in the case of Base Rate Loans.

               (iii) Advances. Each Bank will make its Pro Rata Share of each Committed Loan borrowing available to the Agent for the account of the subject Borrower at Agent's principal office in Dallas, Texas not later than 11:00 A.M. (Dallas, Texas time) on the Funding Date in Dollars and in funds immediately available to the Agent. Upon Agent's receipt of such funds and upon satisfaction of all other terms and conditions of this Agreement, such borrowing will be made available to the subject Borrower by the Agent by crediting the amount thereof to the account of such Borrower with Agent or as otherwise may be directed by such Borrower. Unless prior to 11:00 A.M. (Dallas, Texas time) on the Funding Date the Agent shall have received written notice from a Bank that such Bank will not make available to the Agent its Pro Rata Share of the requested borrowing, the Agent may assume that such Bank has made such funds available to the Agent, and the Agent, in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, fund that Bank's Pro Rata Share of the requested borrowing. If and to the extent such Bank shall not have made such funds available to the Agent by 11:00 A.M. (Dallas, Texas time) on the Funding Date, such Bank agrees to repay to the Agent on demand any amount so advanced by the Agent for such Bank's Pro Rata Share, together with interest thereon, for each day from the date such amount is made available by the Agent to the subject Borrower until the date such amount is repaid to the Agent by such Bank, at the Federal Funds Rate. If such Bank shall repay to the Agent the amount so advanced, the amount so repaid shall constitute such Bank's portion of the requested borrowing for purposes of this Agreement. If such Bank does not pay such amount forthwith upon Agent's demand therefor, the Agent shall promptly notify the subject Borrower, and such Borrower shall immediately pay such amount to the Agent, together with interest thereon, for each day from and including the date such amount is made available to such Borrower until and including the date such amount is repaid to the Agent, at the rate of interest applicable at the time to such Committed Loan borrowing.

          (b) Repayment of Committed Loans. The principal amount of all Committed Loans shall be due and payable in full on the Termination Date.

          (c) Interest on Committed Loans. Subject to the provisions of Section
2.07 hereof, the principal balance of each of the Committed Loans shall bear interest from time to time at varying rates based upon Stewart's Public Debt Ratings from S&P and Moody's. Based upon Stewart's current Public Debt Ratings from S&P and Moody's, and subject to the limitations contained in this Agreement, each Committed Loan shall bear interest at a rate per annum equal to either of the following as selected by the subject Borrower pursuant to Section 2.05(a)(i):

               (i)  The Base Rate, as adjusted from time to time; or

               (ii) The LIBOR Rate for 7 to 360 days, plus 22.5 Basis Points.

In the event of a modification or withdrawal of Stewart's current Public Debt Ratings from S&P and/or Moody's, the interest rates payable on the Committed Loans shall be automatically adjusted on a prospective basis in accordance with the provisions of Section 2.21 hereof. Interest on Committed Loans shall be payable in arrears on each Interest Payment Date.

     2.06 Competitive Loans.

          (a) Competitive Loan Borrowings. Subject to the terms and conditions of this Agreement, Stewart may, from time to time during the period from the date hereof to a date that is not less than seven (7) days prior to the Maturity Date, request and each Bank may, in its sole discretion, agree to make, Competitive Loans to Stewart. Each Competitive Loan borrowing shall be in a minimum aggregate principal amount of $10,000,000 and in integral multiples of $5,000,000 in excess thereof. Without limiting the generality of any other provision of this Agreement, it is specifically understood that the principal amount of all Competitive Loans outstanding to a Borrower from time to time shall reduce the availability of funds under such Borrower's Revolving Facility on a dollar for dollar basis.

          (b) Competitive Bid Requests. Stewart may solicit Competitive Bids for a Competitive Loan borrowing hereunder by delivering to the Agent and each Bank by facsimile a Competitive Bid Request not later than 9:00 A.M. (Dallas, Texas time) three (3) Business Days prior to the date of the proposed Competitive Loan borrowing. A Competitive Bid Request shall specify (i) the date of the requested Competitive Loan borrowing (which shall be a Business
Day), (ii) the principal amount of the requested Competitive Loan borrowing (which shall be in a principal amount of not less than $10,000,000 and in integral multiples of $5,000,000 in excess thereof), and (iii) the applicable Interest Period requested, which shall be not less than seven (7) days nor more than one hundred eighty (180) days. No more than one (1) Competitive Bid Request shall be submitted at any one time and a Competitive Bid Request may be made no more frequently than once every five (5) Business Days.

          (c) Competitive Bid Procedure. Each Bank may, in its sole discretion, make one or more Competitive Bids to Stewart in response to a Competitive Bid Request. Each Competitive Bid must be received by Stewart by telecopier not later than 10:00 A.M. (Dallas, Texas time), two (2) Business Days prior to the date of the requested Competitive Loan borrowing. A Bank may offer to make all or a part of the requested Competitive Loan borrowing and may submit multiple Competitive Bids in response to a Competitive Bid Request. Each Competitive Bid shall refer to this Agreement and specify (i) the particular Competitive Bid Request as to which the Competitive Bid is submitted, (ii) the principal amount (which (A) shall be in a minimum principal amount of $5,000,000 and in integral multiples of $1,000,000 and (B) may equal the entire aggregate principal amount of the Competitive Loan borrowing requested by Stewart (irrespective of such Bank's Pro Rata Share)) of the Competitive Loan that the applicable Bank is willing to make to Stewart,
(iii) the interest rate or rates at which the Bank is prepared to make the Competitive Loan or Loans (which shall be a fixed rate of interest), and (iv) confirm the Interest Period with respect thereto specified in the Competitive Bid Request. A Competitive Bid submitted by a Bank in accordance with the provisions hereof shall be irrevocable. No Competitive Bid shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Competitive Bid Request (other than setting forth the maximum principal amount(s) of the Competitive Loan which the quoting Bank is willing to make for the requested Interest Period). Any Competitive Bid received after the time specified in this Section 2.06(c) shall be disregarded.

          (d) Acceptance of Competitive Bids. Stewart may, in its sole and absolute discretion, accept or refuse any Competitive Bid, subject to the limitations set forth in this Section 2.06(d). To accept one or more of the Competitive Bids, Stewart shall give written notification (or telephone notice promptly confirmed in writing) of its acceptance of any or all of such Competitive Bids to the applicable Bank or Banks by 12:00 Noon (Dallas, Texas time) on the date on which the Competitive Bids are to be made by the Banks pursuant to the terms of Section 2.06(c) above, with simultaneous written notice thereof to the Agent; provided, however, (i) the failure by Stewart to give timely notice of its acceptance of a Competitive Bid shall be deemed to be a rejection thereof; (ii) Stewart shall not accept a Competitive Bid at a particular interest rate if Stewart has rejected a Competitive Bid made at a lower interest rate; (iii) the aggregate amount of the Competitive Bid or Bids accepted by Stewart shall not exceed the principal amount specified in the Competitive Bid Request; (iv) if Stewart shall accept a Competitive Bid or Bids made at a particular interest rate but the amount of such Competitive Bid or Bids shall cause the total amount of Competitive Bids to be accepted by Stewart to exceed the principal amount specified in the Competitive Bid Request, then Stewart shall accept a portion of such Competitive Bid or Bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted with respect to such Competitive Bid Request, which acceptance in the case of multiple Competitive Bids at such interest rate shall be made pro rata in accordance with the amount of each such Competitive Bid at such interest rate; and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted unless such Competitive Bid is in a minimum principal amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof and is part of a Competitive Loan borrowing in a minimum principal amount of $10,000,000; provided, however, that if a Competitive Bid must be accepted in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Bid may be accepted for a minimum of $1,000,000 or any integral multiple thereof. A notice given by Stewart pursuant to this Section 2.06(d) shall be irrevocable.

          (e)  Funding of Competitive Loans.

               (i) If Stewart accepts one or more of the Competitive Bids submitted by any Bank or Banks, each such Bank shall, subject to the satisfaction of the conditions precedent specified in Section 3.02, before 12:00 Noon (Dallas, Texas time) on the date of the Competitive Loan borrowing, make available to Stewart by wire transfer to Stewart's account with Agent, or as otherwise directed by Stewart, such Bank's portion of such Competitive Loan borrowing in Dollars and in immediately available funds.

               (ii) Not later than 5:00 P.M. (Dallas, Texas time) on the date of each Competitive Loan borrowing, Stewart shall notify the Agent and each Bank of (A) the aggregate principal amount of Competitive Loans made in connection with such Competitive Loan borrowing, together with the name of each participating Bank and its respective portion of such borrowing, (B) the date on which the Competitive Loan(s) shall mature, and (C) each Competitive Bid submitted in response to the subject Competitive Bid Request.

          (f) Maturity of Competitive Loans. Each Competitive Loan shall mature and be due and payable in full on the last day of the Interest Period applicable thereto.

          (g) Interest on Competitive Loans.  Subject to the provisions of
Section 2.07, Competitive Loans shall bear interest in each case at the Competitive Loan Rate applicable thereto. Interest on Competitive Loans shall be payable in arrears on each Interest Payment Date.

          (h) Competitive Loan Notes. Competitive Loans shall be evidenced by the Competitive Notes duly executed and delivered to the Banks.

     2.07 Default Rate. Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder or under the other Loan Papers shall bear interest, payable on demand, at a per annum rate 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then 2% greater than the Base Rate) (the "Default Rate").

     2.08 Extension and Conversion of Committed Loans. A Borrower shall have the option, on any Business Day, to extend existing LIBOR Rate Loans into a subsequent permissible Interest Period or to convert existing Committed Loans into Committed Loans of another type (i.e., Base Rate Loans into LIBOR Rate Loans or LIBOR Rate Loans into Base Rate Loans); provided, however, that (a) except as otherwise provided in this Agreement, LIBOR Rate Loans may be extended as LIBOR Rate Loans or converted into Base Rate Loans only on the last day of the Interest Period applicable thereto, (b) LIBOR Rate Loans may be extended, and Base Rate Loans may be converted into LIBOR Rate Loans, only if no Default or Event of Default is in existence on the date of extension or conversion, (c) Committed Loans extended as, or converted into, LIBOR Rate Loans shall be subject to the terms of the definition of "Interest Period" set forth in Article I hereof and all Committed Loans extended or converted hereunder shall be in such minimum amounts as provided in Section 2.05(a)(ii) above, and (d) any request for extension or conversion of a LIBOR Rate Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of thirty (30) days. Each such extension or conversion shall be effected by a Borrower by giving a Notice of Extension/Conversion (or telephone notice promptly confirmed in writing) to the Agent prior to 9:00 A.M. (Dallas, Texas time) on the Business Day of, in the case of the conversion of a LIBOR Rate Loan into a Base Rate Loan, and not later than 11:00 A.M. (Dallas, Texas time) on the second Business Day prior to, in the case of the extension of a LIBOR Rate Loan as, or conversion of a Base Rate Loan into, a LIBOR Rate

Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Committed Loans to be so extended or converted, the type of Committed Loans into which such Committed Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. Each request for extension or conversion shall constitute a representation and warranty by such Borrower of the matters specified in subsections (b) and (c) of Section 3.02 hereof. In the event such Borrower fails to request extension or conversion of any LIBOR Rate Loan in accordance with this Section, or any such conversion or extension is not permitted or required hereunder, then such Committed Loans shall be automatically converted into Base Rate Loans at the end of their Interest Period. The Agent shall give each Bank notice as promptly as practicable of any such proposed extension or conversion affecting any Committed Loan.

     2.09 Termination of Commitments; Prepayments.

          (a) Termination of Revolving Facilities. Stewart may terminate, in whole or in part, a Revolving Facility that has been extended to a Borrower, at any time upon at least two (2) Business Days' prior written notice to the Agent; provided, that (i) after termination, the Maximum Facility Commitment Amount of the Revolving Facility in question shall not be less than the aggregate principal amount outstanding of Committed Loans thereunder, plus the LC Exposure under such Revolving Facility, plus the aggregate principal amount outstanding of all Competitive Loans to the subject Borrower, and (ii) partial terminations shall be in a minimum principal amount of $10,000,000 and integral multiples of $5,000,000 in excess thereof. Terminations of a Revolving Facility, in whole or in part, pursuant to this Section 2.09(a) are permanent and may not be reinstated, and the Total Commitment Amount shall be permanently reduced in a corresponding amount. Additionally, if the Revolving Facility so terminated is in favor of a Borrower other than Stewart, then the $200,000,000 limitation set forth in Section 2.04(d) shall also be permanently reduced in such corresponding amount.

          (b) Voluntary Prepayments. A Borrower may prepay at any time, and from time to time, the principal amount of the Loans, in whole or in part, together with interest accrued through the date of the payment on the amount prepaid; provided that (i) any such prepayment of Committed Loans which are LIBOR Rate Loans and Competitive Loans shall be accompanied by any amounts owing under Section 2.16 on account thereof, and (ii) partial prepayments shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof. In the case of voluntary prepayments under this Section 2.09(b), the subject Borrower shall give notice to the Agent (and, in the case of Competitive Loans, the relevant lending Bank(s)) of its intent to make such a prepayment by 12:00 Noon (Dallas, Texas time) two (2) Business Days prior to the date of prepayment, in the case of Committed Loans which are LIBOR Rate Loans and Competitive Loans, and by 9:00 A.M. (Dallas, Texas time) on the date of prepayment, in the case of Committed Loans which are Base Rate Loans. Amounts paid on Committed Loans under this Section 2.09(b) may be reborrowed in accordance with the provisions of this Agreement.

          (c) Mandatory Prepayments. If at any time the sum of the aggregate principal amount of Competitive Loans outstanding to a Borrower plus the aggregate principal amount of Committed Loans made under such Borrower's Revolving Facility, together with any LC

Exposure to such Borrower, shall exceed the Maximum Facility Commitment Amount for such Borrower's Revolving Facility, the subject Borrower shall immediately make payment on the Loans in a principal amount sufficient to eliminate such excess, together with accrued interest on the amount so paid as well as any amounts owing under Section 2.16 on account thereof. Amounts paid under this
Section 2.09(c) shall be applied first, to Committed Loans which are Base Rate Loans, second, to Committed Loans which are LIBOR Rate Loans in direct order of Interest Period maturities (commencing with the shortest maturity) and third, to Competitive Loans in direct order of Interest Period maturities.

     2.10 Pro Rata Treatment. Except to the extent otherwise provided herein, each borrowing consisting of Committed Loans, each payment or prepayment of principal of any Committed Loans, each payment of interest on Committed Loans, each reimbursement of disbursements under issued standby letters of credit, each payment of facility fees and standby letter of credit issuance fees, each reduction of a Maximum Facility Commitment Amount and each conversion or continuation of Committed Loans shall be allocated pro rata among the Banks in accordance with their respective Pro Rata Shares.

     2.11 Capital Adequacy. If, after the date hereof, any Bank has determined that the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Bank could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy), then, upon notice from such Bank, Stewart shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction. Any such Bank shall submit to Stewart a certificate setting forth in reasonable detail the calculation of such additional amount, together with the basis and method for such calculation, which certificate shall be conclusive and binding on the parties hereto absent manifest error. Notwithstanding the foregoing, Stewart shall be under no obligation to pay to any Bank any amounts under this Section
2.11 if such Bank shall not have requested payment thereof from Stewart within one year of the later of (a) the date of occurrence of the event that forms the basis for such request and (b) the date the Bank becomes aware of such event. Failure on the part of any Bank to demand payment under this Section 2.11 with respect to any period shall not constitute a waiver of such Bank's right to demand payment with respect to any other period. Nothing herein contained shall be construed or so operate as to require any Borrower to pay any interest, fees, costs or charges greater than is permitted by applicable law.

     2.12 Inability To Determine Interest Rate. If prior to the first day of any Interest Period, the Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period, or the

Majority Banks shall have determined (which determination shall be conclusive and binding upon the Borrowers), and notified the Agent, that the LIBOR Rate will not adequately and fairly reflect the cost to the Banks of making, maintaining or funding a proposed borrowing that a Borrower has requested to bear interest at the LIBOR Rate, the Agent shall give telecopy or telephonic notice thereof to the Borrower and the Banks as soon as practicable thereafter. If such notice is given (a) any LIBOR Rate Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, and (b) any Committed Loans that were, on the first day of such Interest Period, to have been converted to or continued as LIBOR Rate Loans shall be converted to or continued as Base Rate Loans. Until such notice has been withdrawn by the Agent, no further LIBOR Rate Loans shall be made or continued as such, nor shall any Borrower have the right to convert Base Rate Loans to LIBOR Rate Loans.

     2.13 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful or impossible for any Bank to make or maintain LIBOR Rate Loans as contemplated by this Agreement, (a) such Bank shall promptly give written notice of such circumstances to Stewart and the Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Bank hereunder to make LIBOR Rate Loans, continue LIBOR Rate Loans as such and convert Base Rate Loans to LIBOR Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful or impossible for such Bank to make or maintain LIBOR Rate Loans, such Bank shall then have a commitment only to make a Base Rate Loan when a LIBOR Rate Loan is requested and (c) such Bank's Committed Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a LIBOR Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Bank such amounts, if any, as may be required pursuant to Section 2.16 hereof.

     2.14 Requirements of Law. If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Bank, or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Body, in each case made subsequent to the Closing Date (or, if later, the date on which such Bank becomes a Bank):

          (a) shall subject such Bank to any tax of any kind whatsoever with respect to any LIBOR Rate Loans made by it or its obligation to make LIBOR Rate Loans, or change the basis of taxation of payments to such Bank in respect thereof except for Taxes covered by Section 2.15 (including Taxes imposed solely by reason of any failure of such Bank to comply with its obligations under
Section 2.15(d)) and changes in taxes measured by or imposed upon the overall net income, or franchise tax imposed in lieu of such net income tax, of such Bank or its applicable lending office, branch, or any Affiliate thereof;

          (b) shall impose, modify or hold applicable any reserve, special deposit, insurance, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Bank which is not otherwise included in the determination of the LIBOR Rate hereunder; or

          (c) shall impose on such Bank any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Bank by an amount which such Bank deems to be material, of making, converting into, continuing or maintaining LIBOR Rate Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to Stewart from such Bank, through the Agent, in accordance herewith, Stewart shall promptly pay such Bank, upon its demand, any additional amounts necessary to compensate such Bank for such increased cost or reduced amount receivable; provided that, in any such case, Stewart may elect to convert the LIBOR Rate Loans made by such Bank hereunder to Base Rate Loans by giving the Agent at least one Business Day's notice of such election, in which case Stewart shall promptly pay to such Bank, upon demand, without duplication, such amounts, if any, as may be required pursuant to Section 2.16. If any Bank becomes entitled to claim any additional amounts pursuant to this Section 2.14, it shall provide prompt notice thereof to Stewart, through the Agent, certifying (i) that one of the events described in this Section 2.14 has occurred and describing in reasonable detail the nature of such event, (ii) as to the increased costs or reduced amount resulting from such event and (iii) as to the additional amount demanded by such Bank and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this Section 2.14 submitted by such Bank, through the Agent, to Stewart shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

     2.15 Taxes.

          (a) Any and all payments by a Borrower to or for the account of any Bank or the Agent hereunder or under any other Loan Paper shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank (or its applicable lending office) or the Agent (as the case may be) is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If a Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Loan Paper to any Bank or the Agent, (i) the sum payable shall be increased as necessary (the "Gross Up Amount") so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) such Bank or the Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority in accordance with applicable law, and (iv) the

Borrower shall furnish to the Agent, at its address referred to in Section 7.02, the original or a certified copy of a receipt evidencing payment thereof.

          (b) In addition, each Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or any other Loan Papers or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Papers (hereinafter referred to as "Other Taxes").

          (c) Each Borrower agrees to indemnify each Bank and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.15, but excluding withholding taxes when a Withholding Tax Absorption Fee, as defined in clause (d) below, is paid) paid by such Bank or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

          (d) For any calendar year in which Taxes are required to be withheld from any amounts payable to any Bank hereunder, such Bank may elect, in its sole discretion, in advance and upon written notice sent to the subject Borrower and the Agent at least thirty days prior to the beginning of such year, to waive its right to receive Gross Up Amounts from the subject Borrower with respect to payments made in such year. If any Bank makes such an election for any calendar year, the subject Borrower shall pay to such Bank, in lieu of payment of any such Gross Up Amounts for such year, a withholding tax absorption fee (the "Withholding Tax Absorption Fee") on the daily average outstanding principal amount of such Bank's Loans to the subject Borrower during each calendar quarter in such year at a rate per annum equal to 0.10%. The accrued Withholding Tax Absorption Fee shall be payable in arrears on the last day of each calendar quarter in such year. It is specifically understood that nothing contained herein shall be construed to require any Bank to waive its right to receive Gross Up Amounts, the election provided for in this Section 2.15(d) being exercisable in the sole and exclusive discretion of each Bank. Additionally, any payments of a Withholding Tax Absorption Fee shall be made directly to the electing Bank as such Bank shall direct, and the Agent shall have no responsibility for the collection, disbursement, administration or monitoring of any such Withholding Tax Absorption Fees.

          (e) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by a Borrower or the Agent (but only so long as such Bank remains lawfully able to do so), shall provide such Borrower and the Agent with (i) Internal Revenue Service Form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to receive payments under this Agreement or any other Loan Paper without any deduction or withholding for any United States federal income taxes, (ii) Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to an exemption from United States backup withholding tax, and (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Code), certifying that such Bank is entitled to an exemption from United States withholding tax on payments pursuant to this Agreement or any of the other Loan Papers.

          (f) For any period with respect to which a Bank has failed to provide the subject Borrower and the Agent with the appropriate forms pursuant to
Section 2.15(e) above (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to indemnification under this Section 2.15 with respect to Taxes imposed by the United States; provided, however, that should a Bank which is otherwise exempt from withholding tax become subject to Taxes because of its failure to deliver a form required hereunder, the subject Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

          (g) If a Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 2.15, then such Bank will agree to use reasonable efforts to change the jurisdiction of its applicable lending office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Bank, is not otherwise disadvantageous to such Bank.

          (h) Within thirty (30) days after the date of any payment of Taxes, the subject Borrower shall furnish to the Agent the original or a certified copy of a receipt evidencing such payment.

          (i) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.15 shall survive the termination of this Agreement and the payment in full of the Obligation.

     2.16 Breakage and Funding Losses. Stewart and each Borrower, jointly and severally, agree to indemnify Agent, each of the Banks and any Participants against, and agree to pay to Agent, any of the Banks and any Participants, on demand, amounts equal to, any and all losses, costs and expenses incurred by the Agent, any of the Banks or any Participants as a result of a Borrower's failure to make a borrowing of a LIBOR Rate Loan or a Competitive Loan (including failure to convert into a LIBOR Rate Loan or to continue a LIBOR Rate Loan) after the subject Borrower has given a notice requesting same in accordance with this Agreement; and/or the failure to make any prepayment of a LIBOR Rate Loan or a Competitive Loan after a Borrower has given notice thereof in accordance with the provisions of this Agreement; and/or a Borrower's failure to make any payment hereunder when due, including, without limitation, any loss, cost or expense arising from the re-employment of funds at rates lower than the cost to the Agent, any Banks or any Participants of such funds. A certificate of a Bank setting forth in reasonable detail the basis for the determination of such losses, costs or expenses shall constitute prima facie evidence of such losses, costs or expenses, absent manifest error.

          Additionally, if any payment of principal on, or any conversion of, any LIBOR Rate Loan or Competitive Loan is made other than on the last day of the Interest Period applicable to such LIBOR Rate Loan or Competitive Loan, whether as a result of any voluntary payment by a Borrower, or as a result of the acceleration of the maturity of any part of the Obligation pursuant to
Section 6.02(a) hereof, or otherwise, the subject Borrower shall, upon request from any one or more of the Banks through the Agent, pay to the Agent for the account of such Bank(s) the breakage cost to compensate such Bank(s) for any loss incurred plus an administrative fee of $200.00 per Bank for each LIBOR Rate Loan or Competitive Loan that is prematurely paid or converted; provided, however, that if such premature payment(s) or conversion(s) of a LIBOR Rate Loan or Competitive Loan is made pursuant to a prior written request from a Borrower, the administrative fee of $200.00 per Bank will be assessed on the basis of each written request made, and each such request may refer to breakage of more than one LIBOR Rate Loan or Competitive Loan. For purposes of the foregoing, the breakage cost shall be calculated as follows with respect to LIBOR Rate Loans and Competitive Loans, respectively:

With respect to LIBOR
Rate Loans, breakage
cost shall equal                (A)  the principal amount of the LIBOR Rate
                                     Loans that was prematurely paid or
                                     converted;

multiplied by                   (B)  the difference between (i) the LIBOR Rate
                                     as of the first day of the applicable
                                     Interest Period with respect to such LIBOR
                                     Rate Loan, and (ii) the LIBOR Rate as of the date of breakage for the period commencing on the date of breakage and ending on the last day of the Interest
                                     Period applicable to the LIBOR Rate Loan in question unless such period commencing on the date of breakage and ending on the last day of such applicable Interest Period is one of fewer than 30 days, in which event the calculation in this clause (ii) shall be based upon a Bank's cost of funds for such period, as determined on the date of breakage;


multiplied by                   (C)  the fraction of (i) the number of days
                                     remaining in such Interest Period divided by (ii) 360.

With respect to Competitive
Loans, breakage cost shall
equal                           (A)  the principal amount of the Competitive
                                     Loan that was prematurely paid or
                                     converted;


multiplied by                   (B)  the difference between (i) a Bank's cost of
                                     funds for the applicable Interest Period with respect to such Competitive Loan, as determined on the first day of such Interest Period, and (ii) a Bank's cost of funds for the period commencing on the date of breakage and ending on the last day of the applicable Interest Period, as determined on the date of breakage;


multiplied by                   (C)  the fraction of (i) the number of days
                                     remaining in the Interest Period divided by
                                     (ii) 360.

This covenant shall survive the termination of this Agreement and the payment of the Obligations.

     2.17 Judgment Currency.

          (a) If, for the purpose of obtaining or enforcing any judgment or judicial award or order in any court, or in any jurisdiction, it is necessary to convert a sum owing hereunder in Dollars into or from any currency other than Dollars, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which the judgment or judicial award or order is given.

          (b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the Obligations owing hereunder (the "Applicable Creditor") shall, notwithstanding any judgment or judicial award or order in a currency (the "Judgment Currency") other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase Dollars with the Judgment Currency; if the amount of Dollars so purchased is less than the sum originally due to the Applicable Creditor in Dollars, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 2.17 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

     2.18 Sharing of Payments, Etc. If, other than as provided in Sections 2.11, 2.12, 2.13, 2.14, 2.15, 2.16 or 7.15, any Bank shall obtain any payment
(whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise), (a) prior to acceleration of all Obligations pursuant to Section 6.02, on account of any Committed Loan made by it in excess of its Pro Rata Share of payments on account of the Committed Loans obtained by all the Banks, and (b) after acceleration, in respect of any Obligation owing to it (including with respect to any Competitive Loan) in excess of its pro rata share of all Obligations, then such Bank shall forthwith (i) notify the Agent of such fact and (ii) purchase from the other Banks such participations in, prior to acceleration, the Committed Loans made by them or, after acceleration, in all Obligations owing to them, as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of the other Banks according to their respective Pro Rata Shares (prior to acceleration) or their pro rata shares of all Obligations then owing to them (after acceleration);

provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase shall to the extent of such recovery be rescinded and each other Bank shall repay to the purchasing Bank the purchase price thereof together with an amount equal to such paying Bank's ratable share (according to the proportion of (A) the amount of such paying Bank's required repayment to (B) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. Each Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to the provisions of this Section 2.18 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrowers in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.18 and will in each case notify the Banks following any such purchases.

     2.19 Certain Fees.

          (a) Facility Fee. In consideration for extending to Borrowers the Revolving Facilities, Stewart agrees to pay to Agent, for the ratable benefit of the Banks in accordance with the Pro Rata Share of each, on the last day of the months of January, April, July and October (for the quarters ending on such dates) of each year during the term of this Agreement commencing April 30, 1997, a facility fee equal to 12.5 Basis Points per annum (based upon Stewart's current Public Debt Ratings from S&P and Moody's, and subject to adjustment as hereinafter set forth) on the average daily Total Commitment Amount (whether used or unused) in effect for the applicable period. The facility fee of 12.5 Basis Points per annum set forth above is based upon Stewart's current Public Debt Ratings from S&P and Moody's. In the event of a modification or withdrawal of Stewart's current Public Debt Ratings from S&P and/or Moody's, the facility fee shall be automatically adjusted on a prospective basis in accordance with the provisions of Section 2.21 hereof.

          (b) Administrative Fee. Stewart shall pay to the Agent, for its sole account, on an annual basis in advance, the administrative fee provided for in the letter agreement dated January 31, 1997 by and among Stewart, Agent and NationsBanc Capital Markets, Inc.

     2.20 Place and Manner of Payments; Record of Loans.

          (a) All payments hereunder shall be made to the Agent in Dollars in immediately available funds, without offset, deduction, counterclaim or withholding of any kind, at the principal banking office of the Agent in Dallas, Texas, not later than 12:00 Noon (Dallas, Texas time) on the date when due; provided, however, that each payment in respect of a Competitive Loan shall be made directly to the relevant Bank to the payment office of such Bank specified in Exhibit "2.20" hereto with simultaneous written notice thereof to the Agent and any payment pursuant to Section 2.15(d) of this Agreement shall be made directly to the relevant Bank as directed by such Bank. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. Each Borrower shall, at the time it makes any payment under this Agreement, specify the Loans, fees or other amounts payable by such

Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, such payment shall be applied in such manner as is consistent with this Agreement as determined by the Agent in its sole discretion). The Agent will distribute payments to the Banks, if any such payment is received prior to 12:00 Noon (Dallas, Texas time) on a Business Day, in like funds as received prior to the end of such Business Day, and otherwise the Agent will distribute payments to the Banks on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and fees for the period of such extension), except that in the case of LIBOR Rate Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the first preceding Business Day. If the Agent fails to distribute to any bank its Pro Rata Share of any payment in respect of a Committed Loan timely received by the Agent hereunder by the close of business on the day such payment was received, the Agent shall pay to such Bank interest on its Pro Rata Share of such payment from the date such payment was timely received by the Agent until the date such Bank's Pro Rata Share of such payment is sent to such Bank, at the Federal Funds Rate. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days, except with respect to computation of interest on Base Rate Loans which shall be calculated based on a year of 365 or 366 days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

          (b) Each Bank shall, and is hereby authorized by each Borrower to make in its internal records relating to each Loan an appropriate notation evidencing the date and amount of each Loan, the rate of interest applicable to such Loan and each payment or prepayment of principal and of interest on any Loan. The aggregate unpaid principal amount so recorded shall be prima facie evidence of the principal amount owing by such Borrower to a Bank. The failure of any Bank to make such a notation or any error therein shall not in any manner affect the obligation of such Borrower to repay the Loans made by such Bank in accordance with the terms hereof.

     2.21 Modification or Withdrawal of Public Rating.

          (a) Modification. In the event that either or both of Stewart's current Public Debt Ratings from S&P or Moody's is subsequently modified at any time, and from time to time, by such rating agencies, then the letter of credit issuance fee provided for in Section 2.02 hereof, the interest rates provided for in Section 2.05(c) hereof and the facility fee provided for in Section 2.19 hereof shall be prospectively adjusted to reflect any such modification(s) in rating that may take place from time to time (the adjustment to be based upon the issuance fee, interest rates and facility fee, as the case may be, corresponding to such modified rating(s) as set forth in Exhibit "2.21(a)" hereto. The adjustments provided for in this Section 2.21(a) with respect to
(i) the interest rates and the facility fee shall be effective two (2) Business Days following receipt by the Banks of notification of such modification in the rating(s) and (ii) the letter of credit issuance fee shall be effective as of the date of issuance of any letter of credit issued after such modification in rating(s) or, with respect to any letter of credit issued prior to such modification in rating(s), as of the next anniversary date of the issuance of the issuance of such letter of credit.

          (b) Withdrawal. In the event that Stewart's Public Debt Ratings from S&P and Moody's are withdrawn by such rating agencies (or otherwise lapse for any reason), then the letter of credit issuance fee provided for in Section 2.02 hereof, the interest rates provided for in Section 2.05(c) hereof and the facility fee provided for in Section 2.19 hereof shall be prospectively adjusted to the levels set forth on Exhibit "2.21(b)" hereto; and provided that if one of such ratings is withdrawn (or otherwise lapses) and the other remains in effect, the adjustment shall be based upon the average of (i) the issuance fee, interest rates or facility fee, as the case may be, corresponding to the still-effective rating as set forth in Exhibit "2.21(a)" hereto and (ii) the issuance fee, interest rates or facility fee, as the case may be, that is provided for in Exhibit "2.21(b)" hereto. The adjustments provided for in this Section 2.21(b) with respect to (A) the interest rates and the facility fee shall be effective two (2) Business Days following receipt by the Banks of notification that the rating has been withdrawn or has otherwise lapsed and (B) the letter of credit issuance fee shall be effective as of the date of issuance of any letter of credit issued after the date that the rating is withdrawn or otherwise lapses or, with respect to any letter of credit issued prior to the date that the rating is withdrawn or otherwise lapses, as of the next anniversary date of the issuance of such letter credit.

     2.22 Extension of Maturity Date. On an annual basis, during the period commencing on the anniversary of the Closing Date and ending 60 days thereafter, Stewart, for itself and on behalf of the other Borrowers, may request that the Maturity Date be extended for up to one-year from the then-applicable Maturity Date. Upon the unanimous consent of the Banks, which consent may be withheld in the discretion of any of the Banks, the Maturity Date shall be so extended, provided that the Borrowers shall execute such documentation as the Banks shall require to evidence such extension. The Banks agree to provide Stewart with a response to any such request for an extension of the Maturity Date within 60 days following receipt thereof; provided, however, that the failure of the Banks, or any of them, to provide a response within such 60 day period shall not be construed to constitute consent to such an extension on the part of any of the Banks.

     2.23 Replacement of Banks. Stewart shall have the option, if no Default or Event of Default then exists, to replace any Bank (the "Replaced Bank") if the following circumstances exist:

          (a) the Replaced Bank fails to make available its Pro Rata Share of any Committed Loan or to fund its Pro Rata Share of any draw under a standby letter of credit issued hereunder or to fund any portion of any Competitive Loan which it has obligated itself to fund, or if the Replaced Bank has notified the Agent that it does not intend to comply with any of such obligations, or is otherwise a Defaulting Bank; or

          (b) if the Replaced Bank seeks to exercise its rights under any of Sections 2.11, 2.13, 2.14, 2.15 or 7.15 and a similar exercise of such rights is not sought by the Majority Banks.

In order to exercise its rights under this Section 2.23, Stewart shall give notice to the Replaced Bank and the Agent that it wishes to seek an Eligible Assignee to replace the Replaced Bank (a "Replacement Bank"). Once Stewart has identified an Eligible Assignee that is willing to serve as the Replacement Bank, the Replaced Bank and the Replacement Bank shall do the following:

               (i) execute an assignment agreement in a form approved by the Agent under which the Replaced Bank shall assign to the Replacement Bank all of its rights and obligations under this Agreement, the Notes and the other Loan Papers;

               (ii) the Replacement Bank shall pay to the Replaced Bank an amount equal to the sum of (x) (1) all Committed Loans and Competitive Loans funded by the Replaced Bank and outstanding on the effective date of the assignment (the "Assignment Effective Date"), together with unpaid interest accrued thereon before the Assignment Effective Date, (2) any draws under standby letters of credit that have been funded by (and not reimbursed to) such Replaced Bank, and (3) the facility fee (as described in Section 2.19 of this Agreement) earned by the Replaced Bank prior to the Assignment Effective Date and to be paid by Stewart after the Assignment Effective Date, and (y) any other fees or other amounts earned by the Replaced Bank and to be paid by a Borrower after the Assignment Effective Date;

               (iii) pro-rate as of the Assignment Effective Date any letter of credit issuance fees that have been paid to the Replaced Bank under Section 2.02 hereof with respect to any standby letters of credit that are outstanding on the Assignment Effective Date, and make such adjustment in the sums payable under subsection (ii) above as are necessary to give the Replacement Bank a credit for the portion of such issuance fees earned on and after the Assignment Effective Date;

               (iv) the Replacement Bank shall fund to the Agent, for distribution to the subject Borrower or Borrowers, the principal amount of any Loan (or letter of credit) which the Replaced Bank has failed to fund;

               (v) the subject Borrower or Borrowers shall pay to the Replaced Bank all obligations, if any, owing to it pursuant to Sections 2.11, 2.13, 2.14,
2.15 or 7.15; and

               (vi) the Replacement Bank shall pay to the Agent a processing fee of $3,500.

Following execution and delivery of the respective assignment agreement, payment of amounts referred to above, delivery to the Replacement Bank of the appropriate Notes executed by the Borrowers and the execution and delivery of such other documents and instruments as the Agent shall require, in its discretion, upon the Assignment Effective Date, the Replacement Bank shall become a Bank under this Agreement and the Replaced Bank shall no longer be a Bank under this Agreement, except with respect to the indemnification provisions under this Agreement, which shall survive as to such Replaced Bank.

Stewart may not require a Bank, and no Bank shall be obligated, to become a Replacement Bank or to purchase the interest of any Bank Stewart wishes to replace under this Section 2.23.


                                 ARTICLE III.

                             CONDITIONS PRECEDENT


     3.01 Conditions Precedent to Obligation of Banks to Fund Initial Loans. The obligation of the Banks to make the initial Loans hereunder (and to assume the obligations under the Existing Letters of Credit pursuant to Section 2.02 hereof) is subject to the conditions precedent that, as of the date of the making of such initial Loans (the "Initial Borrowing Date"), which shall be not more than two (2) Business Days following the Closing Date, the Agent shall have received the following, each in form and substance satisfactory to the Banks:

               (a) this Agreement, duly executed by the Borrowers, the Agent and the Banks;

               (b)  the Notes, duly executed by the Borrowers;

               (c) the Stewart/Cementerios Guaranty and the Stewart/Funerarias Guaranty, duly executed by Stewart;

               (d) a copy of the resolution or unanimous consent of the boards of directors of each of the Borrowers, approving and authorizing the execution, delivery and performance of this Agreement, the Notes, the Stewart/Cementerios Guaranty, the Stewart/Funerarias Guaranty and any other documents and instruments to be executed by such parties pursuant hereto, as well as all other matters contemplated hereby, certified to be in full force and effect as of the Initial Borrowing Date by the secretary or assistant secretary of each of the Borrowers, respectively;

               (e) (i) a copy of the articles of incorporation, as amended, of each of the Borrowers, certified by the Secretary of State of the State of Louisiana and a certificate as to the good standing of each of the Borrowers from the Secretary of State of the State of Louisiana; (ii) a certificate of the secretary or an assistant secretary of each of the Borrowers dated as of the Initial Borrowing Date and certifying (A) that attached thereto is a true and complete copy of the bylaws of each of the Borrowers as in effect on such date,
(B) that the articles of incorporation of each of the Borrowers have not been amended since the date of the last amendment thereto furnished pursuant to (i) above, and (C) as to the incumbency and specimen signatures of each officer of the Borrowers executing this Agreement and the other Loan Papers; and (iii) a certificate of another officer of each of the Borrowers as to the incumbency and specimen signatures of the secretary or assistant secretary of each of the Borrowers;

               (f) a certificate of an authorized officer of each of the Borrowers dated as of the Initial Borrowing Date certifying (i) the truth of the representations and warranties made by each of the Borrowers in this Agreement and (ii) the absence of the occurrence and continuance of any Default or Event of Default and (iii) that on or prior to the Initial Borrowing Date, the principal of and interest on all loans, all accrued fees and all other amounts due under the Existing Credit Agreements shall have been paid in full and the commitments thereunder shall have been terminated;

               (g) the legal opinions of counsel for the Borrowers in the states of Louisiana and Texas with respect to the transactions contemplated hereby, each in form and substance satisfactory to the Banks; and

               (h) A letter from Crouch & Hallett, L.L.P. in form and substance satisfactory to the Agent, evidencing the obligation of Crouch & Hallett, L.L.P. to accept service of process in the State of Texas on behalf of each Borrower.

     3.02 Conditions Precedent to the Obligation of the Banks to Fund All Loans or Issue Letters of Credit. The obligation of the Banks to fund all Loans under this Agreement (including funding of the initial Loans as referenced in Sections
3.01 and 3.03) or to issue any letter of credit shall be subject to the further conditions precedent that on the date of the funding of such Loan or the issuance of such letter of credit, the following statements shall be true and correct:

          (a) either (i) with respect to a Committed Loan borrowing, the Agent shall have received the requisite notice in accordance with the provisions of
Section 2.05 hereof, or (ii) with respect to issuance of a letter of credit, the provisions of Section 2.02 hereof shall have been complied with, or (iii) with respect to a Competitive Loan Borrowing, the provisions of Section 2.06 shall have been complied with;

          (b) the representations and warranties of the Borrowers made in or pursuant to this Agreement shall be true in all material respects on and as of the date of the funding of such Loan or issuance of such letter of credit as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; provided, however, that for purposes of this clause (b), on or after the date that Stewart, Cementerios, Funerarias or any other Borrower, as the case may be, delivers its financial statements to the Agent and the Banks pursuant to Section 5.08(a) or 5.08(b), as the case may be, (i) the references in Section 4.06 to the financial statements of Stewart, Cementerios and Funerarias shall be deemed to be a reference to the financial statements of Stewart, Cementerios, Funerarias and any other Borrower hereunder most recently delivered to the Agent and the Banks pursuant to Section 5.08(a) or 5.08(b), as the case may be, prior to the date of the funding of such Loan or the issuance of such letter of credit, and (ii) the references in the last sentence of Section 4.06 to October 31, 1996 shall be deemed to be references to the respective dates of the financial statements of Stewart, Cementerios and Funerarias most recently delivered to the Agent and the Banks pursuant to Section 5.08(a) and 5.08(b) and (iii) Section 4.06 hereof shall be deemed to include a representation and warranty that there has been no material adverse change in the condition or operations, financial or otherwise, of any Subsidiary that has become a Borrower hereunder subsequent to the Closing Date since the date of the most recent financial statements furnished by such Subsidiary to the Agent and the Banks; and provided further that notwithstanding anything contained herein to the contrary, in the event that at any time after the Closing Date the representation under Section 4.06 cannot be made with respect to a Borrower other than Stewart because of the occurrence of a Limited Material Adverse Change, then (A) the occurrence of such Limited Material Adverse Change
(i) shall preclude the affected Borrower from making additional borrowings or requesting standby letters of credit hereunder (but shall not preclude such affected Borrower from extending or converting existing Committed Loans under
Section 2.08 hereof) and (ii) shall not prejudice the rights of Stewart and the Borrowers other than the Borrower affected by such Limited Material Adverse Change to make borrowings (including extensions and conversions) and to request standby letters of credit hereunder, assuming in all such instances compliance with all other terms and conditions of this Agreement; and (B) following the giving of notice of the occurrence of the Limited Material Adverse Change in accordance with Section 5.10 of this Agreement, each time the representation under Section 4.06 is required to be made or is deemed made under this Agreement or any other Loan Paper, such representation shall be deemed made subject to and qualified by an exception for such Limited Material Adverse Change until the cessation thereof; and

          (c) no Default or Event of Default shall exist and be continuing either prior to or after giving effect to such Loan or to the issuance of such letter of credit.

The request for such Loan or letter of credit by Stewart or any other Borrower shall be deemed to be a representation and warranty by the Borrowers on the date thereof of the correctness of the matters specified in subsections (b) and (c) above.

     3.03 Conditions Precedent to Initial Loans Under Each New Subsidiary Revolving Facility. In addition to the conditions set forth in Sections 2.04 and 3.02 above, the obligation of the Banks to make the initial Loans hereunder to any Subsidiary that becomes a Designated Borrower pursuant to Section 2.04 hereof is subject to the further conditions precedent that the Agent shall have received on or before the date of funding of such initial Loans the following, each dated such date:

          (a) a Designated Borrower Addendum executed by such Designated Borrower and acknowledged by each of Stewart and the other Borrowers;

          (b) the Committed Notes, duly executed by such Designated Borrower;

          (c) the Stewart Guaranty guaranteeing the Indebtedness hereunder of such Designated Borrower;

          (d) a copy of the resolution or unanimous consent of the board of directors (or a copy of similar evidence of authority given by the analogous governing body) of such Designated Borrower, approving and authorizing the execution, delivery and performance of the Designated Borrower Addendum, this Agreement and the Notes and any other documents and instruments to be executed by such party pursuant hereto, as well as all other matters contemplated hereby and by the Designated Borrower Addendum, certified to be in full force and effect as of the date of such certificate by the secretary or assistant secretary of the Designated Borrower;

          (e) (i) a copy of the articles of incorporation (or other similar evidence of organization) of such Designated Borrower, together with all amendments thereto, if any, and a certificate of good standing for such Designated Borrower, both certified by the appropriate governmental officer in its jurisdiction of organization; (ii) a certificate of the secretary or assistant secretary of such Designated Borrower certifying, inter alia, (A) that attached thereto is a true and correct copy of the bylaws (or other similar document) of such Designated Borrower as in effect on the date of such certificate, (B) that the articles of incorporation (or other similar evidence of organization) of such Designated Borrower have not been amended since the date of the last amendment thereto furnished pursuant to (i) above, and (C) the incumbency and specimen signatures of the Persons executing any documents on behalf of such Designated Borrower; and (iii) a certificate of another officer of such Designated Borrower as to the incumbency and specimen signature of the secretary or assistant secretary of such Designated Borrower;

          (f) a certificate of an authorized officer of such Designated Borrower certifying (i) the truth of the representations and warranties set forth in this Agreement or any Loan Papers and (ii) the absence of the occurrence and continuance of any Default or Event of Default;

          (g) a copy of the resolution or unanimous consent of the board of directors (or a copy of similar evidence of authority given by the analogous governing body) of each of the Borrowers, approving and authorizing the execution, delivery and performance of the Designated Borrower Addendum and, as to Stewart only, the Stewart Guaranty guaranteeing the Indebtedness hereunder of such Designated Borrower, and any other documents and instruments to be executed by such parties pursuant hereto, as well as all other matters contemplated hereby and by the Designated Borrower Addendum, certified to be in full force and effect as of the date of such certificate by the secretary or assistant secretary of each of the Borrowers;

          (h) one or more written opinions of counsel to such Designated Borrower and Stewart, each in form and substance satisfactory to the Agent;

          (i) a letter from Crouch & Hallett, L.L.P. in form and substance satisfactory to the Agent, evidencing the obligation of Crouch & Hallett, L.L.P. to accept service of process in the State of Texas on behalf of such Designated Borrower; and

          (j) such other documents as the Agent may reasonably request.

                                  ARTICLE IV.

                        REPRESENTATIONS AND WARRANTIES


     Borrowers jointly and severally represent and warrant to Agent, to each of the Banks and to all future holders of all or any part of the Obligation that:

     4.01 Organization; Power and Authority. The Borrowers and each of the Subsidiaries are entities duly organized and validly existing and possess all requisite power and authority, whether corporate, partnership or otherwise, to own their respective Properties and to conduct their respective businesses as now conducted.

     4.02 Qualification; Good Standing. The Borrowers and each of the Subsidiaries are duly qualified and in good standing in their respective jurisdictions of incorporation and in each jurisdiction in which the nature of their activities or their Properties owned or leased makes such qualification necessary, except for jurisdictions individually or in the aggregate where the failure to be so qualified or be in good standing could not be reasonably expected to have a Material Adverse Effect.

     4.03 Authorization.

          (a) The execution, delivery and performance by each of the Borrowers of each of the Loan Papers to which it is a party has been duly authorized by all necessary corporate, partnership or other similar action, as the case may be, and do not and will not (i) require any consent or approval of the stockholders, partners or other constituent members of each such entity, (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to each such entity or of the charter, by-laws, partnership agreement or other organizational documentation applicable to each such entity,
(iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement or instrument to which each such entity is a party or by which it or its Property may be bound or affected or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the Properties now owned or hereafter acquired by each such entity (other than any Liens given to the Agent or the Banks pursuant hereto).

          (b) No authorization, consent, approval, license, exemption, filing or registration with any Governmental Body, including without limitation any court, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary (except for any such action or filing that has been taken and is in full force and effect) for the valid execution, delivery or performance of any of the Loan Papers by the Borrowers or any of the Subsidiaries.

     4.04 Subsidiaries of Stewart. Set forth on Exhibit "1.01N" hereto is a complete and accurate list of all of the Subsidiaries of Stewart as of April 11, 1997. Except as disclosed in Exhibit "1.01N" attached hereto, Stewart owns, directly or through another Subsidiary, 100% of the issued and outstanding stock of such Subsidiaries. The name of each of the shareholders, partners or other constituent members of each such Subsidiary and the respective ownership interest of each such shareholder, partner or other constituent member is set forth on Exhibit "1.01N" attached hereto.

     4.05 Business. The Borrowers and the Subsidiaries are engaged generally in the business of the acquisition, ownership, operation, development, design and/or construction of mausoleums, cemeteries, funeral homes, crematoria, real estate (incidental to the development of cemeteries and funeral homes and crematoria), and related activities.

     4.06 Financial Statements. The Borrowers have furnished to the Banks copies of (a) the audited consolidated balance sheet of Stewart and its Subsidiaries as of October 31, 1996 and the related audited consolidated statements of income, cash flows and shareholders' equity for the fiscal year then ended; and (b) the balance sheet of each of Cementerios and Funerarias as of October 31, 1996 and the related statements of income, cash flows and shareholders' equity for the fiscal year then ended. Such financial statements, including the related schedules and notes, are complete and correct in all material respects and fairly present the financial condition of such entities at such dates and the results of their operations for such periods, all in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise stated therein or in the notes thereto) throughout the periods involved. There has been no material adverse change in (i) the consolidated condition or operations, financial or otherwise, of Stewart and its Subsidiaries since October 31, 1996 and (ii) the condition or operations, financial or otherwise, of either of Cementerios or Funerarias since October 31, 1996.

     4.07 Filing of Tax Returns. The Borrowers and each of the Subsidiaries have filed all material tax returns required to have been filed and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments which are payable by them to the extent the same have become due and payable and before they have become delinquent. Neither the Borrowers nor any of the Subsidiaries knows of any proposed tax assessment against it, and in the opinion of the Borrowers and the Subsidiaries, all tax liabilities are adequately provided for on the books of such entities, except for any such proposed tax assessments or tax liabilities which are not material to Stewart and its Subsidiaries, taken as a whole. No income tax liability of the Borrowers or any of the Subsidiaries which is material to Stewart and its Subsidiaries, taken as a whole, has been asserted by the Internal Revenue Service or other Governmental Body for taxes in excess of those already paid.

     4.08 Liens. Neither the Borrowers nor any of the Subsidiaries has outstanding any Lien on any of its assets except such Liens as are permitted under Section 5.23 of this Agreement.

     4.09 Litigation, Etc. There is no litigation, proceeding or investigation pending or, to the knowledge of any Borrower, threatened against any Borrower or any Subsidiary or any of their business operations, Properties or assets in any court or before any arbitrator of any kind or before any Governmental Body which could reasonably be expected to result in a Material Adverse Effect. Neither Stewart nor any of the Subsidiaries is in default with respect to any order of any court, arbitrator or any Governmental Body and neither Stewart nor any of the Subsidiaries have any outstanding or unpaid judgments except for any such defaults or outstanding or unpaid judgments which could not reasonably be expected to result in a Material Adverse Effect.

     4.10 Compliance with Law. The businesses and operations of the Borrowers and the Subsidiaries have been and are being conducted in accordance with all applicable laws, rules and regulations of all Governmental Bodies, including, without limitation, all Environmental Laws, except for any violations of such laws, rules and regulations as will not have a Material Adverse Effect.

     4.11 Compliance with Other Instruments. Neither the Borrowers nor any of the Subsidiaries is in violation of any term or provision of any charter, bylaw, mortgage, indenture, contract, agreement, instrument or license applicable to it or any of its Properties, except for any violation as will not have a Material Adverse Effect, and there is no term or provision thereof which now or in the future will have a Material Adverse Effect.

     4.12 Licenses, Etc. The Borrowers and each of the Subsidiaries possess all licenses, permits, patents, copyrights, trademarks and trade names, or rights thereto, which are material to the conduct of the businesses of the Borrowers and the Subsidiaries, taken as a whole.

     4.13 Employee Benefit Plans. Neither Stewart, any of the Subsidiaries nor any Related Party has permitted any of the acts, events or conditions described in Section 5.06 of this Agreement to exist or occur, except to the extent that any of such acts, events or conditions would not subject Stewart or any of the Subsidiaries to any liability(ies) which, individually or in the aggregate, is material to Stewart and the Subsidiaries, taken as a whole.

     4.14 Margin Stock. Neither Stewart nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

     4.15 Investment Company Act. Neither Stewart nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     4.16 Guaranteed Indebtedness. Attached hereto as Exhibit "4.16" is a schedule of all Guarantees of Stewart pursuant to which Stewart has guaranteed the Funded Indebtedness of any other Person; provided, however, that at any time this representation is made after the Closing Date, Exhibit "4.16" shall be deemed to include all Guarantees made or incurred by Stewart subsequent to the Closing Date to the extent that same are permitted by the provisions of Section
5.13 of this Agreement. There are no Guarantees outstanding pursuant to which any of the Subsidiaries has guaranteed the Indebtedness of any other Person except for (a) the Guaranty agreements by Cementerios dated October 31, 1996 in favor of the Private Placement Noteholders guaranteeing a portion of the Indebtedness of Stewart under the Private Placement Agreements and (b) the Guaranty agreements by Funerarias dated October 31, 1996 in favor of the Private Placement Noteholders guaranteeing a portion of the Indebtedness of Stewart under the Private Placement Agreements and (c) any Guaranty agreements permitted under Section 5.13 of this Agreement.

     4.17 Indebtedness. Annexed hereto as Exhibit "4.17" is a schedule of all Indebtedness of Stewart and the Subsidiaries other than the following:

          (a) Indebtedness due to the Agent and the Banks under this Agreement;

          (b) Guaranteed Indebtedness of Stewart, Cementerios and Funerarias described in Section 4.16 above or on Exhibit "4.16" hereto;

          (c) Indebtedness incurred in the ordinary course of business other than Funded Indebtedness; and

          (d) Indebtedness represented by loans or advances on life insurance policies upon the lives of any employees of Stewart or any Subsidiary;

provided, however, that at any time this representation is made after the Closing Date, Exhibit "4.17" shall be deemed to include all Indebtedness of Stewart and the Subsidiaries incurred subsequent to the Closing Date to the extent that same is permitted by the terms of this Agreement.

     4.18 Legally Enforceable Agreements. This Agreement, the Notes, the Stewart Guarantees and each of the other Loan Papers heretofore or hereafter delivered to the Agent and the Banks in connection with this Agreement constitute (or, in the case of the Loan Papers delivered subsequent to the Closing Date, will constitute) legal, valid and binding obligations of each of the Borrowers and/or each of the Subsidiaries, as the case may be, enforceable against each of the Borrowers and/or each of the Subsidiaries, as the case may be, in accordance with their respective terms.


                                  ARTICLE V.

                                  COVENANTS


     Each Borrower jointly and severally covenants with Agent, each of the Banks and all future holders of all or any part of the Obligation that until the payment and performance in full of the Obligation and for so long as there is any LC Exposure to any Borrower or any other portion of the Banks' commitments or other obligations hereunder remain in effect, each Borrower will, and Stewart will cause each of the other Subsidiaries to, comply in all material respects with each of the following covenants and agreements:

     5.01 Maintenance of Properties; Legal Existence; Qualification. The Borrowers and each of the Subsidiaries will maintain or cause to be maintained their Property in good condition and make all necessary repairs, renewals, replacements, additions, betterments and improvements thereto. In addition, the Borrowers and each of the Subsidiaries will, except as otherwise permitted pursuant to Section 5.14 hereof, (a) do or cause to be done all things necessary to preserve and keep in full force and effect their respective corporate or other legal existences, rights and franchises and (b) remain qualified and in good standing in each jurisdiction in which the nature of their activities makes such qualification necessary, except for jurisdictions individually or in the aggregate where the failure to be so licensed or qualified could not be reasonably expected to have a Material Adverse Effect.

     5.02 Maintenance of Business. Neither any of the Borrowers nor any of the Subsidiaries will materially change the nature of its business, taken on a consolidated basis, from the nature of the business engaged in by it on the date hereof; provided, however, that (a) if Stewart or any Subsidiary is engaged in either the insurance business or the finance business in the manner permitted by
Section 5.12, the conduct of such business shall not constitute a violation of this Section 5.02 and (b) the Borrowers and the Subsidiaries, as the case may be, shall be entitled to make the investments DESCRIBED IN SECTION 5.12 HEREOF.

     5.03 Change in Ownership of Subsidiaries. Except as permitted in Section
5.14 below, throughout the term of this Agreement there shall be no change in ownership whatsoever of any of the Subsidiaries; provided, however, that Stewart may purchase at any time the portion of the capital stock of any Subsidiary that is owned by any third Person.

     5.04 Payment of Taxes and Claims. The Borrowers and each of the Subsidiaries will timely file all material tax returns and will pay, before they become delinquent, (a) all material taxes, assessments and governmental charges or levies imposed upon it or its Property, and (b) all material claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons which, if unpaid, might result in the creation of a Lien upon its Property; provided that items of the foregoing description need not be paid while being contested in good faith, by appropriate proceedings, and if adequate book reserves have been established with respect thereto; and provided further that the owning company's title to and right to use its Property are not materially adversely affected thereby.

     5.05 Compliance With Generally Accepted Accounting Principles; Compliance with Law.

          (a) The Borrowers and each of the Subsidiaries will maintain a standard system of accounting in accordance with generally accepted accounting principles and statutory regulations. All financial statements and related reports provided to Agent and the Banks in connection with this Agreement will be prepared in accordance with generally accepted accounting principles.

          (b) Neither the Borrowers nor any of the Subsidiaries will be in violation of any laws, ordinances, governmental rules and regulations, or orders of any Governmental Body to which it is subject including, without limitation, all Environmental Laws, and/or fail to obtain any licenses, permits, franchises or other governmental authorizations necessary with respect to the ownership of its Properties or to the conduct of its business, which violation or failure to obtain might have a Material Adverse Effect.

     5.06 Employee Benefit Plans. Stewart, the Subsidiaries and the Related Parties (a) shall not engage in any act or omission involving any Plan which would constitute a nonexempted prohibited transaction within the meaning of either ERISA or the Code, or would cause them to be subject either to a civil penalty assessed pursuant to ERISA or to a tax imposed by the Code, including but not limited to any tax under Sections 4971 and 4980B, (b) shall comply in all respects with the requirements of ERISA and the Code with respect to each Plan, (c) with respect to each Plan which is a pension benefit plan intended to qualify under Section 401(a) of the Code, shall cause such Plan to continue to be qualified in all respects in both form and operation, and shall cause each trust which forms a part of such Plan to maintain its tax exempt status under
Section 401(a) of the Code in all respects, (d) with respect to each Plan which is subject to Part 3 of Title I of ERISA, shall not incur any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code, (e) shall not incur any liability under Title IV of ERISA under any Plan to any Person; (f) shall not terminate or permit the termination of any Plan which is an "employee pension benefit plan", as defined in Section 3 of ERISA, in a manner which may result in the imposition of a Lien on the property of Stewart or the Subsidiaries pursuant to Section 4068 of ERISA, and (g) shall not engage in a "withdrawal" or "partial withdrawal", as defined in Section 4203 or 4205 of ERISA, from a Multiemployer Plan, if any of the acts, events or conditions described in (a) through (g) is likely to subject Stewart or, any of the Subsidiaries to any liability(ies) which, individually or in the aggregate, is material to Stewart and the Subsidiaries, taken as a whole.

     5.07 Insurance. The Borrowers and each of the Subsidiaries will maintain, with financially sound and reputable insurers, insurance with respect to their respective Properties and businesses against such casualties and contingencies of such types (including public liability, larceny, embezzlement or other criminal misappropriation) and in such amounts as is customary in the case of entities engaged in the same or a similar business and similarly situated.

     5.08 Financial Statements and Other Information. The Borrowers and each of the Subsidiaries will furnish to the Agent for dissemination to the Banks the following reports:

          (a) Annual Reports. As soon as available, and in any event within one hundred twenty (120) calendar days after the end of its fiscal year, a complete financial report (which financial report may be on Form 10-K) of Stewart and the Subsidiaries (on a consolidated basis) together with all notes thereto, prepared in reasonable detail, duly certified by, and accompanied by the opinion of Coopers & Lybrand, L.L.P., any other "Big Six" accounting firm, or any other firm of certified public accountants acceptable to the Majority Banks, which shall contain at least (i) a balance sheet, (ii) a statement of earnings, (iii) a statement of shareholders' equity, and (iv) a statement of cash flows, setting forth in each case in comparative form the corresponding figures from the preceding fiscal year. Such financial report shall be accompanied by a certificate of such accountants to the effect that, in making the examination necessary for their audit of the financial affairs of the Borrowers and the Subsidiaries for such fiscal year, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any Default or Event of Default, they shall specify the same in such certificate, and the nature and status thereof, it being understood that said accountants shall not be liable, directly or indirectly, to anyone for failure to obtain knowledge of any Default or Event of Default.

          (b)  Quarterly Reports.

               (i)   Stewart. As soon as available and in any event within sixty
(60) calendar days after the end of the first three fiscal quarters of each fiscal year a report, in form and substance satisfactory to the Banks (which report may be on Form 10-Q), certified by the chief financial officer or chief accounting officer of Stewart, which shall contain the consolidated balance sheet and consolidated statements of earnings and cash flows for Stewart and the Subsidiaries for the fiscal year to date, as of the end of such quarter. The quarterly financial statements provided by Stewart hereunder shall be presented on a basis consistent with the most recent audited financial statements provided by Stewart to the Banks, subject to such modifications as may be required as a result of changes in accounting methods permitted under generally accepted accounting principles.

               (ii) Subsidiaries. As soon as available and in any event within sixty (60) calendar days after the end of each of the first three fiscal quarters, and within one hundred twenty (120) calendar days after the end of the last fiscal quarter, of each fiscal year of each Subsidiary that is a Borrower under this Agreement a report, in form and substance satisfactory to the Banks, certified by the chief financial officer or the chief accounting officer of Stewart, which shall contain the balance sheet and statements of earnings and cash flows for each of such Subsidiaries for the fiscal year to date, as of the end of such quarter. The financial statements provided by such Subsidiaries hereunder shall be presented on a basis consistent with the most recent financial statements provided by such Subsidiaries to the Banks, subject to such modifications as may be required as a result of changes in accounting methods permitted under generally accepted accounting principles.

          (c) Officers Certificate. Simultaneously with the delivery of each set of financial statements referred to in Sections 5.08(a) and 5.08(b) above, a certificate of the chief financial officer or chief accounting officer of Stewart (i) certifying as to the matters set out in Sections 3.02(b) and 3.02(c) and (ii) stating whether, since the date of the most recent financial statements previously delivered pursuant to Sections 5.08(a) and 5.08(b) above, there has been a change in the generally accepted accounting principles applied in preparing the financial statements then being delivered from those applied in preparing the most recent audited financial statements so delivered which is material to the financial statements then being delivered.

          (d) Quarterly and Annual Consolidating Reports. At the same time that the consolidated reports described in Sections 5.08(a) and 5.08(b)(i) above are furnished to the Banks, an unaudited consolidating financial report of Stewart and the Subsidiaries, prepared by Stewart, containing at least a balance sheet and a statement of earnings.

          (e) Reportable Events. (i) As soon as possible, and in any event within thirty (30) calendar days after any executive officer (as defined in the instructions to Form S-1 under the

Securities Act of 1933) of the Borrowers or any of the Subsidiaries knows or has reason to know that any Reportable Event with respect to any Plan has occurred, a statement of the chief financial officer or chief accounting officer of Stewart setting forth details as to such Reportable Event and the action which Stewart proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation; and (ii) promptly after receipt thereof, a copy of any notice the Borrowers or any of the Subsidiaries may receive from the Pension Benefit Guaranty Corporation relating to any of the Borrowers' or such Subsidiary's intent to terminate any Plan or to appoint a trustee to administer any Plan.

     (f) Quarterly Compliance Certificate. On a quarterly basis, within sixty
(60) calendar days after the end of each of the first three fiscal quarters, and within 120 calendar days after the end of the last fiscal quarter, of each fiscal year , a compliance certificate in the form of Exhibit "5.08" annexed hereto, or in such other form as may be requested by the Banks, signed by the chief financial officer or chief accounting officer of Stewart, and, if requested by Agent, accompanied by a worksheet illustrating the calculations made in connection with the information supplied in such certificate.

     (g) SEC Filings. (i) Unless furnished pursuant to Section 5.08(a), simultaneously with the delivery of the financial report under Section 5.08(a), Stewart shall furnish to the Agent a copy of the report on Form 10-K most recently filed by Stewart with the Securities and Exchange Commission; (ii) unless furnished pursuant to Section 5.08(b)(i), simultaneously with the delivery of the quarterly financial statements under Section 5.08(b)(ii), Stewart shall furnish to the Agent a copy of the report on Form 10-Q most recently filed by Stewart with the Securities and Exchange Commission; and (iii) on a monthly basis, Stewart will furnish to the Agent all reports on Form 8-K that Stewart has filed with the Securities and Exchange Commission since the same day in the preceding month, as well as such other registration statements, reports and filings with the Securities and Exchange Commission as the Agent or any Bank shall request.

     (h) Fairness Opinion. Neither Stewart nor any of the Subsidiaries will enter into any acquisition of a Subsidiary the purchase price of which is Forty Million ($40,000,000) Dollars or more (whether such purchase price is paid in cash, in exchange for capital stock of Stewart or otherwise) unless Stewart has provided to Agent and the Banks, not later than 30 days prior to the closing of such acquisition, a "fairness opinion" from Bear, Stearns & Co., Inc., Johnson, Rice & Co. or such other firm as shall be acceptable to Agent and the Majority Banks, in form and substance satisfactory to Agent and the Majority Banks, which shall include, without limitation, a statement that the purchase price of the acquisition is fair, from a financial standpoint, to the shareholders of Stewart.

     5.09 Other Reports and Information. The Borrowers will furnish to the Banks from time to time upon request copies of any other reports to or by the Borrowers, or any of the Subsidiaries, in connection with their respective businesses, and full information pertinent to any covenant, provision, or condition hereof, or to any matter in connection with their businesses, at all reasonable times and as often as any of the Banks MAY REASONABLY REQUEST.

     5.10 Notice of Events of Default and Other Events. The Borrowers will notify Agent and the Banks within five (5) Business Days following the date on which any of them obtains knowledge of any of the following:

               (i) the occurrence of any Default or Event of Default hereunder;

               (ii) the occurrence of any event or events which could reasonably be expected to result in a Limited Material Adverse Change; or

               (iii) the occurrence of any event or events which could reasonably be expected to have a Material Adverse Effect.

Additionally, within five (5) Business Days following the date on which any of the Borrowers obtains knowledge that the holder of any note or of any evidence of Indebtedness or other security issued by any Borrower or any of the Subsidiaries has given notice or taken any other action with respect to a claimed default or event of default, Stewart will send to Agent and the Banks a written notice specifying the notice given or action taken by such holder and the nature of the claimed default or event of default and what action Stewart and the Subsidiaries are taking or propose to take with respect thereto; provided, however, that such notice need not be given to the Agent and the Banks if the amount(s) in controversy totals, individually or in the aggregate, the sum of $1,000,000 or less. For purposes hereof, the Borrowers shall be deemed to have knowledge of any fact(s) or event(s) within the actual knowledge of any member of senior management of any of the Borrowers, including, but not necessarily limited to, Frank B. Stewart, Jr., Joseph P. Henican, III, Ronald
H. Patron, William E. Rowe, Kenneth C. Budde, the president of any division of Stewart, members of the senior executive committee of Stewart, any executive vice president of Stewart, and any successor or replacement of any of the foregoing.

     5.11 Notice from Regulatory Agencies. Within five (5) Business Days following receipt by any of the Borrowers or any of the Subsidiaries, Stewart will supply to the Agent and the Banks information with respect to and copies of any notices received from any Governmental Body relating to any order, ruling, statute or other law or information which might materially and adversely affect the franchises, permits, licenses, corporate existence, or rights material to the conduct of the businesses of the Borrowers and the Subsidiaries, taken as a whole. For purposes hereof, the Borrowers and the Subsidiaries shall be deemed to have received any such notice (a) upon its receipt by any member of senior management of the Borrowers, including, but not necessarily limited to, Frank B. Stewart, Jr., Joseph P. Henican, III, Ronald H. Patron, William E. Rowe, Kenneth
C. Budde, the president of any division of Stewart, members of the senior executive committee of Stewart, any executive vice president of Stewart, and any successor or replacement of any of the foregoing, or (b) if any of the individuals listed in (a) above shall have actual knowledge that such notice has been received by any other individual on behalf of the Borrowers or any of the Subsidiaries.

     5.12 Restricted Loans and Investments. Neither Stewart nor its Subsidiaries will make or permit to remain outstanding investments in other Persons, whether by means of stock purchase, asset purchase, loan, advance, capital contribution or otherwise (collectively, "Investments"), except that Stewart and its Subsidiaries, as the case may be, may:

          (a) create accounts receivable through the sale of goods or services in the ordinary course of business;

          (b) escrow or entrust funds for purposes of future delivery of property, goods or services;

          (c) make Permitted Investments;

          (d) make Investments in Persons engaged in or assets acquired for use in the Death Care Business, it being specifically understood that Stewart or a Subsidiary may acquire or establish (i) a finance company or companies that will be engaged in the business of providing loans and similar financing services to Persons engaged in the Death Care Business or that are otherwise related or incidental to the operations of the Death Care Businesses of Stewart and its Subsidiaries and (ii) an insurance company or companies that will provide insurance-related services that are related or incidental to the operations of the Death Care Businesses of Stewart and its Subsidiaries; and

          (e) make other Investments which, taken collectively, do not exceed 5% of Consolidated Total Assets at any time.

     5.13 Guaranteed Indebtedness. Neither Stewart nor any Subsidiary will create, incur, assume or suffer to exist any Guaranteed Indebtedness at any time during the term of this Agreement; provided, however, that Stewart shall be entitled to guaranty Indebtedness of the Subsidiaries permitted under this Agreement; and provided further that (i) Cementerios and Funerarias may permit to exist the Guaranty agreements in favor of the Private Placement Noteholders as more fully described in Section 4.16 of this Agreement; (ii) provided that no Default or Event of Default has occurred and is continuing, if in connection with the acquisition of a Subsidiary or Subsidiaries, the acquired Subsidiary or Subsidiaries have Guaranty obligations that are outstanding with respect to Indebtedness of another Subsidiary or Subsidiaries acquired in such acquisition, such Guaranty obligations may remain outstanding for a period not to exceed ninety (90) days following the date of the subject acquisition and (iii) the Subsidiaries (other than Borrowers) may incur or permit to exist Guaranty obligations guaranteeing Indebtedness of other Subsidiaries permitted under this Agreement in an amount (without duplication) not to exceed $500,000 in the aggregate.

     5.14 Stock of Subsidiaries, Merger, Sale of Assets, Etc. Stewart will not permit any Subsidiary to issue any of its capital stock (other than directors' qualifying shares or shares required to be held by a Person pursuant to licensing requirements of any Governmental Body) except to Stewart or to another Subsidiary. Additionally, Stewart will not and will not permit any Subsidiary to sell or otherwise dispose of any shares of capital stock of, or any obligations (howsoever evidenced) from, any Subsidiary, or to merge or consolidate with any other Person or to sell, lease, transfer or otherwise dispose of all or substantially all of its assets (as distinguished from sales of excess land and other assets not used or useful in the conduct of its business, which are permitted), whether in one transaction or a series of transactions, except that, so long as after giving effect thereto no Default or Event of Default shall exist:

          (a) any Subsidiary may merge or consolidate with Stewart (provided that Stewart shall be the continuing or surviving corporation) or with another Subsidiary;

          (b) in connection with the acquisition of any Person that is to become a Subsidiary, a Subsidiary may merge with the acquired Person;

          (c) Stewart or a Subsidiary may sell, transfer or otherwise dispose of the capital stock of a Subsidiary to Stewart or any other Subsidiary;

          (d) any Subsidiary may sell, lease, transfer or otherwise dispose of all or substantially all of its assets to Stewart or another Subsidiary; and

          (e) Stewart may sell or otherwise dispose of the capital stock of a Subsidiary to a Person other than a Subsidiary, and a Subsidiary may sell or otherwise dispose of the capital stock of another Subsidiary or all or substantially all of its assets to a Person other than Stewart or another Subsidiary (i) if, after giving effect to such sale or other disposition, the aggregate net book value of all such capital stock and other assets sold or disposed of by Stewart and the Subsidiaries on or after the Closing Date to the date of such sale or disposition (but excluding therefrom any sale or disposition the proceeds of which are used in the manner set forth in clause
(ii) below) does not exceed ten percent (10%) of Consolidated Total Capitalization on the date of such sale or disposition or (ii) if the proceeds of any such sale or other disposition are used either (A) to purchase or acquire (or in the case of real Property, to construct) assets to be used or held for use in the operations of the business of Stewart or the Subsidiaries within 180 days of such sale or disposition or (B) to repay pro-rata (x) the principal Indebtedness due under the Loans (and, in connection therewith, to permanently reduce the Total Commitment Amount by the amount of such principal reduction) and (y) if required by the Private Placement Noteholders, the principal Indebtedness due to the Private Placement Noteholders under the Private Placement Agreements (excluding payment of any "Make Whole Amount", as defined in the Private Placement Agreements). Any such repayment pursuant to clause
(ii) above of the principal Indebtedness due under the Loans shall be applied first, to Committed Loans which are Base Rate Loans; second, to Committed Loans which are LIBOR Rate Loans in direct order of Interest Period Maturities (commencing with the shortest maturity); and third, to Competitive Loans in direct order of Interest Period maturities; it being understood that any such repayment of LIBOR Rate Loans or Competitive Loans shall be accompanied by any amounts owing under Section 2.16 on account of such repayment. Additionally, any such reduction of the Total Commitment Amount shall be made in such manner as shall be agreed by Stewart and the Agent, subject to the limitations set forth in Section 2.09(a)(i).

Notwithstanding anything contained in this Section 5.14 to the contrary, in no event may Cementerios, Funerarias or any other Subsidiary that becomes a Borrower under this Agreement

(1) issue any shares of its capital stock except to its parent corporation or
(2) merge or consolidate with any other Person (other than Stewart, provided that Stewart shall be the continuing or surviving corporation), or (3) sell, lease, transfer or otherwise dispose of all or substantially all of its assets; nor may any of the capital stock of, or any obligations (howsoever evidenced) from, Cementerios, Funerarias or any other Subsidiary that becomes a Borrower under this Agreement be sold or otherwise transferred or disposed of to any Person during the term of this Agreement.

     5.15 Restricted Payments. Stewart will not, directly or indirectly, declare or pay any dividends (except dividends payable solely in shares of common stock of Stewart) in any four consecutive fiscal quarters which, in the aggregate, would exceed 50% of Consolidated Net Income for such four fiscal quarters. Additionally, Stewart will not, directly or indirectly, or through any Subsidiary, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (collectively, "Restricted Payments") if, after giving effect thereto, the aggregate amount of Restricted Payments made on and after the Closing Date would exceed five (5%) of Consolidated Net Worth as of the date of such Restricted Payment. For purposes of calculating the foregoing limitation, any such purchase, redemption or retirement by Stewart of any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock made pursuant to a stock option plan maintained for Stewart's directors and employees which does not require a cash outlay by Stewart (with the exception of the taxes withheld on behalf of the directors and employees) shall not be considered a Restricted Payment. Notwithstanding the foregoing, in no event shall any dividend be declared or paid (except dividends payable solely in shares of common stock of Stewart) or Restricted Payment be made by Stewart after the occurrence of a Default or an Event of Default.

     5.16 Transactions with Affiliates. Neither the Borrowers nor any of the Subsidiaries will enter into any material transaction, including, without limitation, the purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate except in the ordinary course of and pursuant to the reasonable requirements of Stewart's or such Subsidiary's business and upon fair and reasonable terms no less favorable to Stewart or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate.

     5.17 Inspection. The Borrowers and the Subsidiaries will permit any representative of the Agent or any of the Banks from the date hereof and until discharge in full of the Obligation, at such Bank's expense, to visit and inspect any of their Properties, their books of account (including, without limitation, the financial and reporting systems of the Borrowers and the Subsidiaries), records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (and by this provision the Borrowers authorize said accountants to discuss with the Agent and the Banks the finances and affairs of the Borrowers and the Subsidiaries), all at such reasonable times and as often as may be reasonably requested. The Banks will coordinate any such activities through the Agent.

     5.18 Further Assurances. Upon the request of the Agent or any of the Banks, the Borrowers and each of the Subsidiaries will, at any time, and from time to time, duly execute and deliver to the Agent and the Banks any and all such further instruments and documents as may be necessary or advisable, in the opinion of the Agent or any of the Banks, to obtain the full benefits of the Loan Papers.

     5.19 Use of Proceeds. Subject to the other limitations contained in this Agreement, the proceeds of the Loans will be used by the Borrowers only (a) for the payment of all principal, interest and other amounts due under the Existing Credit Agreements and (b) in connection with their respective business activities as described in Section 4.05 of this Agreement; provided, however, that the proceeds of the Loans may also be used in connection with any insurance business or finance business engaged in by Borrowers or the Subsidiaries to the extent that same are permitted by the terms of this Agreement.

     5.20 Fixed Charges. Stewart shall not permit the ratio of (a) the sum of earnings before income taxes, plus interest expense, plus lease expense to (b) the sum of interest expense plus lease expense (all as defined by generally accepted accounting principles, on a consolidated basis) for the most recently completed four fiscal quarters to be less than 2.25 to 1.0 as of the end of any fiscal quarter.

     5.21 Funded Indebtedness to Net Worth Ratio. Stewart shall at all times during the term of this Agreement maintain a ratio of Funded Indebtedness (on a consolidated basis) to Consolidated Net Worth of not more than 1.50 to 1.0.

     5.22 Funded Indebtedness of Subsidiaries. Stewart will not permit any Subsidiary to create, incur, assume, permit to exist or otherwise become liable for Funded Indebtedness (excluding the Funded Indebtedness due by any Subsidiary to the Banks pursuant to this Agreement) if, after giving effect thereto, the aggregate amount of Funded Indebtedness of the Subsidiaries (other than Funded Indebtedness due to the Banks pursuant to this Agreement) would exceed 10% of Consolidated Net Worth.

     5.23 Negative Pledge; Liens. Throughout the term of this Agreement, neither Stewart nor any of the Subsidiaries shall create, assume or permit to exist any Lien on any of its assets (including any of the capital stock held in any Subsidiary) except for such Liens granted from time to time by Subsidiaries who are not Borrowers hereunder, and then only to the extent that such Liens in the aggregate secure Indebtedness not exceeding ten (10%) percent of Consolidated Net Worth at any time.

     5.24 Loans to Stewart by Subsidiaries; Subordination. Stewart shall not incur Funded Indebtedness from the Subsidiaries exceeding in the aggregate $50,000,000 outstanding at any one time during the term of this Agreement. Upon request of Agent or any Bank, Stewart will execute, and will cause any Subsidiary or Subsidiaries to execute, in favor of the Banks a subordination agreement, in form and substance satisfactory to Agent and the Banks, pursuant to which Stewart and/or such Subsidiary or Subsidiaries shall subordinate any and all Indebtedness due to it by any Borrower hereunder from time to time to any and all Indebtedness and other obligations due by any Borrower hereunder to the Banks under this Agreement from time to time. Additionally, following the occurrence of any Default or Event of Default hereunder, neither Stewart nor any other Borrower hereunder shall make any payments on any Indebtedness due to any Subsidiary.


                                  ARTICLE VI.

                               EVENTS OF DEFAULT

     6.01 Nature of Events. An "Event of Default" shall exist if any of the following shall occur:

          (a) Principal Payments. Any Borrower shall fail to make any payment of principal on the Obligation or any other Funded Indebtedness owed by such Borrower to the Agent or any of the Banks, on or before the date such payment is due.

          (b) Interest Payments; Other Payments. Any Borrower shall fail to make any payment of interest on the Obligation or any other Funded Indebtedness owed by such Borrower to the Agent or any of the Banks, or shall fail to pay any fees or other amounts (other than principal) due under this Agreement, within five
(5) days following the date any such payment is due.

          (c) Notification. Any Borrower shall fail to comply with the provisions of Section 5.10 or Section 5.11 within the time limitations stated therein.

          (d) Certain Covenant Defaults. Except as provided in (e) below, any Borrower or any Subsidiary shall fail to perform or observe any other term, covenant or agreement contained herein.

          (e) Other Covenant Defaults. Any Borrower or any Subsidiary shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01, 5.04, 5.05, 5.07, 5.08, 5.09, 5.12, 5.13, 5.16 and 5.18 and such failure shall continue unremedied for a period of thirty (30) days.

          (f) Warranties and Representations. If any warranty, representation, certification or other statement by or on behalf of any Borrower or any Subsidiary contained in this Agreement or in any other Loan Paper is false, misleading or incorrect in any material respect on or as of the date made or deemed made.

          (g) Other Defaults. Any Borrower or any Subsidiary shall fail to pay principal or interest on the date such payment is due (including any period of grace, if any, provided for in the promissory note or other documentation relating to same) on any Funded Indebtedness or on any obligations in respect of any lease or agreement to lease, in an amount of $5,000,000 or more (other than the Indebtedness referred to in Sections 6.01(a) and 6.01(b) hereof); or there shall occur any other event or condition the effect of which is to accelerate, or to permit to accelerate, any Funded Indebtedness or any obligations in respect of any lease or agreement to lease of any Borrower and/or any Subsidiary in an amount of $5,000,000 or more, (other than the Indebtedness referred to in Sections 6.01(a) or 6.01(b) hereof.

          (h) Involuntary Proceedings. A receiver, liquidator or trustee of any Borrower or any Subsidiary, or of any of its/their property, is appointed by court order and such order remains in effect for more than sixty (60) days; or a case is commenced under any provision of the Federal Bankruptcy Code against any Borrower or any Subsidiary which is not dismissed within sixty (60) days after commencement; or a petition or other pleading is filed against any Borrower or any Subsidiary under any other bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and same is not dismissed within sixty (60) days after such filing; or an order for relief shall be entered against any Borrower or any Subsidiary under the Federal Bankruptcy Code.

          (i) Voluntary Proceedings. Any Borrower or any Subsidiary shall file a petition or other pleading commencing a case under any provision of the Federal Bankruptcy Code; or voluntarily seek, consent to, or acquiesce in the benefit or benefits of any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect; or consent to the filing of any petition or other pleading against it under such law; or make an assignment for the benefit of its creditors; or admit in writing its inability to pay its debts generally as they become due; or consent to the appointment of a receiver, trustee, liquidator or similar official for it or any part of its property.

          (j) Undischarged Final Judgments. A final judgment or judgments (or order or orders) for the payment of money aggregating in excess of $1,000,000 has or have been rendered against any Borrower or any Subsidiary (or any combination of Borrowers and Subsidiaries) and any one of such judgments or orders shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed.

          (k) Loan Papers. The occurrence of any "event of default" under any of the Loan Papers.

          (l) Change in Control. The occurrence of a "Change in Control." A "Change in Control" shall mean:

              (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 30% of the voting rights of all classes of Stewart's capital stock (for purposes of this Section 6.01(l), the "Stock"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in
Control:

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

                                (A)  any acquisition of Stock by Frank B.
                                     Stewart, Jr., his wife, his immediate
                                     family, or the trusts established for the benefit of the children of Frank B. Stewart, Jr.; or

                                (B) any acquisition of Stock by Stewart (which acquisitions are subject to the limitations set forth in Section 5.15 hereof); or

                                (C) any acquisition of Stock by any employee benefit plan (or related trust) sponsored or maintained by Stewart or any corporation controlled by Stewart; or

                                (D)  any acquisition of Stock by Stewart's
                                     management pursuant to any employee stock option plan; or

               (ii) during the immediately preceding twelve (12) consecutive calendar months the individuals who were directors of Stewart on the first day of such period shall cease to constitute a majority of the board of directors of Stewart. Individuals appointed to the board of directors to fill vacancies resulting from the voluntary resignation (including as a result of the expiration of such individual's term), retirement, or death of an incumbent member of the board of directors shall be deemed to be members of the board as of the first day of such twelve (12) month period.

          (m) Stewart Guarantees. If for any reason any of the Stewart Guarantees (including any Guaranty given in substitution or replacement of any of them) shall be terminated or canceled or shall otherwise cease to be in full force and effect.

          (n) Invalidity of Loan Papers. Any of the Loan Papers shall cease to be valid and enforceable, or any assertion shall be made in any claim, action, suit or proceeding that any of the Loan Papers are invalid or unenforceable.

     6.02 Certain Rights of the Banks.

          (a) Remedies Upon Default. Should an Event of Default occur as a result of the application of Section 6.01(h) or Section 6.01(i) hereof, without any notice to any Borrower or any Subsidiary or any other act by the Agent or the Banks, all commitments to lend and to issue letters of credit hereunder shall thereupon terminate and the entire Obligation (including without limitation the payment of cash collateral as provided in Section 2.02(e) hereof) shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Borrower and each Subsidiary. Additionally, should an Event of Default of any kind occur, the Agent may, at the election of the Majority Banks, do any one or more of the following:

              (i) Acceleration. Declare the entire Obligation, or any part thereof, (including without limitation the payment of cash collateral as provided in Section 2.02(e) hereof) to be immediately due and payable, without demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or any other notice whatsoever, all of which are hereby expressly waived, whereupon such Obligation and Indebtedness shall be due and payable.

               (ii) Termination. Terminate all commitments to lend and/or issue letters of credit under this Agreement or any portion thereof.

               (iii) Judgment.  Reduce any claim to judgment.

               (iv) Exercise of Rights. Exercise any and all rights afforded by applicable law, or by any of the Loan Papers, at law, in equity, or otherwise, including, but not limited to, the rights to bring suit or other proceedings before any court or Governmental Body, either for specific performance of any covenant or condition contained in any of the Loan Papers or in aid of the exercise of any right granted to the Banks in any of the Loan Papers.

          (b) Certain Waivers. Each Borrower acknowledges and understands that under the laws of the State of Texas, unless waived, such Borrower has the right to notice of intent of the Agent or a Bank to accelerate the Obligations of such Borrower hereunder, the right to notice of actual acceleration of the Obligations of such Borrower hereunder, and the right to presentment of any Note resulting from demand for payment by the Agent or a Bank. Each Borrower acknowledges that it understands that it can waive these rights and by such Borrower's execution of this Agreement it agrees to waive its right to notice of intent to accelerate, its right to notice of acceleration, and its right to presentment of other demand for payment. The liability and obligations of each Borrower hereunder shall not be affected or impaired by any action or inaction by the Agent or any Bank in regard to any matter waived or notice of which is waived by such Borrower in this Section or in any other Section of this Agreement.

          (c) Performance by the Banks. Should any covenant, duty, or agreement of any Borrower or any Subsidiary fail to be performed in accordance with the terms of this Agreement or any of the other Loan Papers, the Banks may, at their option, upon a vote of the Majority Banks, perform or attempt to perform such covenant, duty or agreement on behalf of such Borrower or such Subsidiary. In such event, Stewart shall promptly pay to the Agent for the benefit of the Banks any reasonable amount expended by the Banks in such performance or attempted performance, together with interest thereon at the Highest Lawful Rate. Notwithstanding the foregoing, it is expressly understood that the Agent and the Banks do not assume and shall never have, except by express written consent of the Agent and the Banks, any liability or responsibility for the performance of any covenant, duty or agreement of any Borrower or any Subsidiary.

          (d) Expenditures by the Agent or the Banks. Any reasonable sums spent by the Agent or the Banks pursuant to the exercise of any right provided herein shall become part of the Obligation and shall bear interest at the Highest Lawful Rate from the date of such expenditure until the date repaid.

                                 ARTICLE VII.

                                MISCELLANEOUS


     7.01 Amendments, Etc. Except as expressly provided to the contrary herein, no amendment, modification, consent, termination, or waiver of any provision of this Agreement or any other Loan Paper to which any Borrower or any Subsidiary is a party, nor consent to any departure by any Borrower or any Subsidiary from the provisions of this Agreement or any other Loan Paper to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Agent and all Banks, accomplish any of the matters provided for in Section 8.09; and provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Banks required above to take such action, affect the rights or duties of the Agent under this Agreement. Any request by a Borrower for an amendment, modification, consent, termination or waiver of any provision of this Agreement shall be in writing and shall be delivered to the Agent for dissemination to the Banks.

     7.02 Notices. All notices, consents, approvals, requests, demands and other communications hereunder shall be in writing (including telex and telecopy communications) and shall be sent by mail (by registered or certified mail, return receipt requested), Federal Express or similar overnight delivery service, telecopy or hand delivery, as follows:

          (a) If to any Borrower or any Subsidiary:
                110 Veterans Memorial Boulevard
                Metairie, Louisiana 70005
                Telecopy No. (504) 849-2308
                Attention:  Joseph P. Henican, III

                and

                Stewart Enterprises, Inc.
                110 Veterans Memorial Boulevard
                Metairie, Louisiana 70005
                Telecopy No. (504) 849-2307
                Attention:  Ronald H. Patron

          (b)   If to the Agent:
                NationsBank of Texas, N.A.
                901 Main Street, 67th Floor
                Dallas, Texas 75202
                Telecopy No. (214) 508-0980
                Attention: Thomas Blake, Senior Vice President with respect to fundings and repayments:
                Attention:  Gilda Diggs
                Telephone No. (214) 508-2138
                Telecopy No. (214) 508-2515

          (c) If to any Bank, as specified on Exhibit "2.20" hereto or, in the case of any Person who becomes a Bank after the date hereof, as specified on the signature page of the Assignment and Acceptance or other assignment agreement executed by such Bank.

The address or telecopy number for any purpose hereof of each of the parties hereto may be changed to such other address or telecopy number as shall be designated by such party in a written notice to all other parties complying as to delivery with the terms of this Section 7.02. All such notices, requests, demands and communications shall be deemed to have been duly given or made, (i) when delivered by hand, (ii) if by mail, Federal Express or similar overnight delivery service, when actually received, or (iii) when telecopied with written confirmation of receipt received.

     7.03 Waivers. The acceptance by the Agent or the Banks at any time and from time to time of any late payment on the Obligation shall not be deemed to be a waiver of any Event of Default then existing (other than the Event of Default resulting from the failure to make such payment). No waiver by the Agent or the Banks of any Event of Default shall be deemed to be a waiver of any other then-existing or subsequent Event of Default. No delay or omission by the Agent or the Banks in exercising any right under the Loan Papers shall impair such right or be construed as a waiver thereof or an acquiescence therein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof, or the exercise of any other right under the Loan Papers or otherwise.

     7.04 Cumulative Rights. All rights available to the Agent or the Banks under the Loan Papers shall be cumulative of and in addition to all other rights granted to the Agent or the Banks at law or in equity, whether or not the Obligation be due and payable and whether or not the Agent or the Banks shall have instituted any suit for collection or other action in connection with the Loan Papers.

     7.05 Indemnification of the Agent, Any Banks or Any Participants. The Borrowers, jointly and severally, hereby indemnify the Agent, NationsBanc Capital Markets, Inc., each of the Banks and any Participants and, in each instance, their respective officers, directors, employees, representatives, attorneys and agents (for purposes of this Section 7.05, collectively, the "Indemnified Parties") and holds each of them harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses, legal fees, and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against any of the Indemnified Parties, in any way relating to or arising out of this Agreement, any of the other Loan Papers, any of the Loans made hereunder (including, without limitation, any use made by any Borrower or any Subsidiary of any of the proceeds of such Loans) or any of the transactions contemplated therein or thereby, to the extent that any such indemnified liabilities result, directly or indirectly, from any claims made or actions, suits, or proceedings commenced by or on behalf of any Person other than any of the Indemnified Parties or any shareholder of any of the Banks; provided that the Indemnified Parties shall not have the right to be indemnified hereunder if it is finally judicially determined that such losses, liabilities, damages, etc. resulted primarily from their own gross negligence or willful misconduct. Without limiting the generality of the foregoing indemnification provisions, the Borrowers, jointly and severally, hereby indemnify each of the Indemnified Parties and holds each of them harmless from and against any and all liabilities, obligations, losses damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature which any of same may sustain or incur by reason of or arising out of any and all claims or proceedings (whether brought by a private party, governmental authority, or otherwise) for bodily injury, property damage, abatement, remediation, environmental damage, or impairment or any other injury or damage resulting from or relating to any Hazardous Substances (as hereinafter defined) located upon, migrating into, from or through or otherwise relating to any property of any Borrower or any Subsidiary (whether or not the release of such Hazardous Substances was caused by any Borrower, any Subsidiary, a tenant or sub-tenant of any Borrower or any Subsidiary, a prior owner, a tenant or sub-tenant of any prior owner or any other party, and whether or not the alleged liability is attributable to the handling, storage, generation, transportation or disposal of any Hazardous Substances or the mere presence of any Hazardous Substances on such property) which any of the Indemnified Parties may incur due to the making of the Loans or the commitments hereunder, the exercise of any of its/their rights under this Agreement, the other Loan Papers, or otherwise; provided, however, that the Indemnified Parties shall not be entitled to be indemnified hereunder if and to the extent it shall be finally judicially determined that such losses, liabilities, obligations, damages, etc. resulted primarily from the gross negligence or willful misconduct of the Indemnified Parties. As used herein, the "Hazardous Substances" shall mean those elements of compounds which are contained in the list of Hazardous Substances adopted by the EPA and the list of toxic pollutants designated by Congress of the EPA or defined by any other federal, state or local statute or any other law or regulation regulating, relating to, or imposing liability (including strict liability) or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or any time hereinafter in effect. THE OBLIGATIONS OF THE BORROWERS HEREIN CONTAINED TO INDEMNIFY AND HOLD HARMLESS THE INDEMNIFIED PARTIES SHALL APPLY REGARDLESS OF WHETHER THE LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, CLAIMS, COSTS, EXPENSES, LEGAL FEES OR DISBURSEMENTS OR OTHER AMOUNTS FOR AND AGAINST WHICH THE INDEMNIFIED PARTIES ARE INDEMNIFIED BY THE BORROWERS UNDER THIS AGREEMENT ARISE IN WHOLE OR IN PART FROM THE NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES; PROVIDED, HOWEVER, THAT NOTHING CONTAINED HEREIN SHALL BE CONSTRUED TO REQUIRE BORROWERS TO INDEMNIFY ANY OF THE INDEMNIFIED PARTIES IF AND TO THE EXTENT IT IS FINALLY JUDICIALLY DETERMINED THAT SUCH LIABILITIES, LOSSES, OBLIGATIONS, DAMAGES, ETC. RESULTED PRIMARILY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTIES.

     7.06 Survival. All warranties, representations and covenants made by any Borrower herein, or made by any Borrower or any Subsidiary in any other Loan Paper, shall be considered to have been relied upon by the Agent and the Banks and shall survive the delivery to the Agent or the Banks of such Loan Paper or the extension of the Obligation (or any part thereof), regardless of any investigation made by or on behalf of the Agent or the Banks. All indemnities set forth herein shall survive the execution and delivery of this Agreement, the making of the Loans, the repayment of the Loans and other Obligations and the termination of all Revolving Facility Commitments and other obligations of the Banks hereunder.

     7.07 GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF IMMUNITIES.

          (A) THE LAWS OF THE STATE OF TEXAS AND OF THE UNITED STATES OF AMERICA SHALL GOVERN THE RIGHTS AND DUTIES OF THE PARTIES HERETO AND THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION OF THIS AGREEMENT AND THE OTHER LOAN PAPERS, EXCEPT TO THE EXTENT OTHERWISE SPECIFIED IN THE LOAN PAPERS.

          (B) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OF THE LOAN PAPERS MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF TEXAS AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, UNCONDITIONALLY, AND EACH BANK HEREBY IRREVOCABLY ACCEPTS FOR ITSELF, UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING. EACH BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS CROUCH & HALLETT, L.L.P., WITH OFFICES ON THE DATE HEREOF AT 717 N. HARWOOD, DALLAS, TEXAS 75201, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH BORROWER AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN DALLAS, TEXAS ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SATISFACTORY TO THE AGENT. EACH BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS PROVIDED IN SECTION 7.02, SUCH SERVICE TO BECOME EFFECTIVE THIRTY DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT OR ANY BANK TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY BORROWER IN ANY OTHER JURISDICTION.

          (C) TO THE EXTENT THAT ANY BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY (SOVEREIGN OR OTHERWISE) FROM ANY LEGAL ACTION, SUIT OR PROCEEDING, FROM JURISDICTION OF ANY COURT OR FROM SET-OFF OR ANY LOCAL PROCESS (WHETHER SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) WITH RESPECT TO ITSELF OR ANY OF ITS PROPERTY, SUCH BORROWER HEREBY IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE LOAN PAPERS. EACH BORROWER HEREBY AGREES THAT THE WAIVERS SET FORTH IN THIS
SECTION 7.07 SHALL HAVE THE FULLEST EXTENT PERMITTED UNDER THE FOREIGN SOVEREIGN IMMUNITIES ACT OF 1976 OF THE UNITED STATES OF AMERICA AND ARE INTENDED TO BE IRREVOCABLE AND NOT SUBJECT TO WITHDRAWAL FOR PURPOSES OF SUCH ACT.

     7.08 Maximum Interest Rate. Regardless of any provision contained in any of the Loan Papers, the Borrowers shall never be required to pay, and the Agent and the Banks shall never be entitled to receive, charge, collect, or apply, as interest on the Obligation, any amount in excess of the Highest Lawful Rate, and, in the event any Borrower pays or the Agent or any Bank ever receives, charges, collects, or applies as interest, any such excess, such amount which would be excessive interest shall be deemed a partial prepayment of principal and treated hereunder as such; and, if the principal amount of the Obligation is paid in full, any remaining excess shall forthwith be paid to the Borrowers. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, the Borrowers, the Agent and the Banks shall, to the maximum extent permitted under applicable law, (a) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the Obligation so that the interest rate is uniform throughout the entire term of the Obligation; provided that, if the Obligation is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Highest Lawful Rate, the Banks shall refund to the Borrowers the amount of such excess and, in such event, the Banks shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Highest Lawful Rate.

     7.09 Invalid Provisions. If any provision of any of the Loan Papers is held to be illegal, invalid, or unenforceable under present or future laws effective during the term thereof, such provision shall be fully severable, the appropriate Loan Paper shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of such Loan Paper a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

     7.10 Successors and Assigns; Participations.

          (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Agent and each of the Banks, and their respective successors and assigns; provided that none of the Borrowers may assign or otherwise transfer any of its rights and obligations hereunder without the prior written consent of the Agent and the Banks, and, except as provided in Section 2.23, no Bank may assign or otherwise transfer any of its rights and obligations under this Agreement except in compliance with this Section 7.10.

          (b) Each Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, its Revolving Facility Commitments, its Notes and the Loans at the time owing to it); provided, however, that

              (i)   each such assignment shall be to an Eligible Assignee;

              (ii) except in the case of an assignment to another Bank or an assignment of all of a Bank's rights and obligations under this Agreement, any such partial assignment shall be in an amount at least equal to $10,000,000;

              (iii) each such assignment by a Bank shall be made in such manner so that the same portion of the Loans owing to it, its Notes and the Revolving Facility Commitments are assigned to the assignee; and

              (iv) the parties to such assignment shall execute and deliver to the Agent for its acceptance an Assignment and Acceptance, together with the Notes subject to such assignment and a processing fee of $3,500.

Upon execution, delivery, and acceptance of such Assignment and Acceptance, the assignee shall become a "Bank" hereunder and a party hereto and, to the extent of such assignment, shall have the obligations, rights, and benefits of a Bank hereunder and the assigning Bank shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section 7.10, the assignor, the assignee, the Agent and the Borrowers shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of taxes in accordance with Section 2.15.

          (c) The Agent shall maintain at its address referred to in Section 7.02, a copy of each Assignment and Acceptance delivered to and accepted by it (and including those assignment agreements delivered and accepted by it pursuant to Section 2.23) and a register for the recordation of the names and addresses of the Banks and the Revolving Facility Commitments of, and principal amount of the Loans owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Bank at any reasonable time from time to time upon reasonable prior notice.

          (d) Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Notes subject to such assignment and payment of the processing fee, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit "1.01A" hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice of its acceptance thereof to the parties thereto.

          (e) Each Bank may sell participations to one or more Persons (a "Participant") in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Facility Commitment and its Loans); provided, however, that (i) such Bank's obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Participant shall be entitled to the benefit of the cost protection provisions contained in Article II and shall have the right of set-off provided for in
Section 7.13 hereof and (iv) the Borrowers and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and such Bank shall retain the sole right to enforce the obligations of the Borrowers relating to its Loans and its Notes and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Notes, extending its Revolving Facility Commitments or releasing any of the Stewart Guarantees or any Borrower from its Obligations hereunder). Each Bank shall provide Stewart and the Agent with prompt notice of the identity of any Participant and the amount of such participation.

          (f) Notwithstanding any other provision set forth in this Agreement, any Bank may at any time assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Bank from its obligations hereunder.

          (g) Any Bank may furnish any information concerning the Borrowers or any of the Subsidiaries in the possession of such Bank from time to time to Eligible Assignees and Participants (including prospective assignees and participants).

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

     7.11 Expenses. Whether or not any Loan is made hereunder, the Borrowers, jointly and severally, shall be liable to pay all expenses relating to the Loan Papers, including, but not limited to:

          (a) the cost of reproducing the Loan Papers and any other documents contemplated herein;

          (b) the reasonable fees and disbursements of NationsBank's counsel(s);

          (c) the reasonable out-of-pocket expenses of the Banks;

          (d) taxes (other than income taxes), if any, upon any documents or transactions pursuant to the Loan Papers;

          (e) all reasonable expenses relating to any amendments, waivers or consents pursuant to the provisions hereof; and

          (f) all reasonable legal fees and out of pocket expenses incurred in connection with the enforcement of the rights, remedies and privileges of the Agent and/or the Banks under this Agreement and under any other Loan Paper, as well as any other legal and out of pocket expenses provided for under any of the Loan Papers.

     7.12 Accounting Principles. All accounting terms used herein, unless otherwise defined herein, shall be defined in accordance with generally accepted accounting principles. Additionally, where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, such shall be done in accordance with generally accepted accounting principles applied on a consistent basis; provided, however, all computations determining compliance with Sections 5.20 and 5.21 shall use generally accepted accounting principles consistent with those applied in the preparation of the financial statements of Stewart referenced in Section 5.08(a) and (b).

     7.13 Deposits; Set-Off. Any deposits or other sums credited by or due from the Agent or any of the Banks or any of their Participants, assignees or Affiliates to the Borrowers or any of the other Subsidiaries shall at all times constitute security for the Obligation and, upon the occurrence of an Event of Default as defined in Section 6.01 of this Agreement, may be set off against any and all liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrowers to the Agent or the Banks, and the Borrowers hereby irrevocably authorize Agent, each of the Banks and any of their Participants, assignees or Affiliates to make such set-off. The rights granted by this Section 7.13 are in addition to any other rights of the Agent and the Banks including, without limitation, any rights of set-off under any statutory bankers' Lien and under any of the Loan Papers. Notwithstanding the foregoing, specifically excepted from this Section 7.13 shall be funds managed by, under the custody of or placed in escrow accounts (identified as such) with any of the Banks or their Participants, assignees or Affiliates for purposes of providing future delivery of goods, property and services, which funds shall not be subject to set-off pursuant hereto.

     7.14 Subordination.

          (a) Stewart. Stewart hereby expressly agrees that the payment of all present and future Indebtedness due by any Borrower to Stewart shall be subordinated to the payment in full of the Obligation.

          (b) Cementerios. Cementerios hereby expressly agrees that the payment of all present and future Indebtedness due by Stewart or any other Borrower to Cementerios shall be subordinated to the payment in full of the Obligation.

          (c) Funerarias. Funerarias hereby expressly agrees that the payment of all present and future Indebtedness due by Stewart or any other Borrower to Funerarias shall be subordinated to the payment in full of the Obligation.

          (d) Designated Borrowers. By execution of the Designated Borrower Addendum, each Designated Borrower expressly agrees that the payment of all present and future indebtedness due by Stewart or any other Borrower to such Designated Borrower shall be subordinated to the payment in full of the Obligation.

          (e) Payments Prior to Default. Notwithstanding the provisions of (a) through (d) above, any such Indebtedness due by Stewart to any Borrower or due by any Borrower to Stewart or any other Borrower may be repaid according to its terms until the occurrence of a Default or an Event of Default hereunder. After the occurrence of a Default or an Event of Default hereunder, no sums shall be paid on account of any such Indebtedness.

     7.15 Miscellaneous Additional Compensation to Agent and Banks. In addition to, and not in lieu of, any other provisions of this Agreement, if at any time after the date hereof, and from time to time, Agent or any of the Banks determine that the adoption or modification of any applicable law, rule or regulation regarding taxation, the Banks' required levels of reserves, deposits, insurance or capital (including any allocation of capital requirements or conditions), or similar requirements, or any interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation, administration or compliance of any of the Banks with any of such requirements, has or would have the effect of (a) increasing any of the Banks' costs relating to the Obligation hereunder, or (b) reducing the yield or rate of return of any of the Banks on the Obligation hereunder, to a level below that which such Bank or Banks could have achieved but for the adoption or modification of any such requirements, the Borrowers shall, within 15 days of any request by Agent, pay to the Bank(s) such additional amounts as (in the Bank's or Banks' sole judgment, after good faith and reasonable computation) will compensate the Bank(s) for such increase in costs or reduction in yield or rate of return of such Bank(s). No failure by any Bank to immediately demand payment of any additional amounts payable hereunder shall constitute a waiver of any Bank's rights to demand payment of such amounts at any subsequent time. Nothing herein contained shall be construed or so operate as to require either Borrower to pay any interest, fees, costs or charges greater than is permitted by applicable law.

     7.16 Disclosure. No representation or warranty of any of the Borrowers contained in this Agreement (including any schedule or exhibit furnished in connection herewith) contains any untrue statement of a material fact. No other document, certificate or written statement furnished to the Agent or any Bank by or on behalf of the Borrowers for use in connection with the transactions contemplated by this Agreement, taken as a whole with other documents, certificates or written statements furnished contemporaneously therewith, contains any untrue statement of a material fact or omits to state a material fact (known to the Borrowers in the case of any documents not furnished by it) necessary in order to make the statements contained therein not misleading in light of the circumstances under which the same were made.

     7.17 Appointment of Stewart as Agent for the Other Borrowers. Each Borrower other than Stewart (and specifically including any Designated Borrower) hereby irrevocably appoints Stewart as its agent for the purpose of giving on its behalf any notice and taking any other action provided for in this Agreement, and hereby agrees that it shall be bound by any such notice or action given or taken by Stewart hereunder irrespective of whether or not any such notice or action shall have in fact been authorized by such Borrower and irrespective of whether or not the agency provided for herein shall have theretofore been terminated.

     7.18 Provisions of Article VIII. The Borrowers hereby acknowledge that the provisions of Article VIII of this Agreement govern the rights, duties and obligations between the Banks and between the Banks and Agent and except for the provisions of Section 8.06 relating to Stewart's right to approve or appoint successor Agents, in no way shall the provisions of Article VIII be construed to create any rights or obligations in favor of any of the Borrowers. Further, the Borrowers acknowledge that, notwithstanding the provisions of Section 7.01 or any other provision of this Agreement, the provisions of Article VIII hereof may be amended or modified from time to time by the Banks and Agent without notice to, or consent by the Borrowers, any other Subsidiary, or any other party.

     7.19 Construction. Each party hereto acknowledges that each has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Papers with its legal counsel and that this Agreement and the other Loan Papers shall be construed as if jointly drafted by the parties hereto.

     7.20 Multiple Counterparts. Multiple counterparts of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

     7.21 Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

     7.22 Singular and Plural. Words used herein in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular herein shall apply to such words when used in the plural where the context so permits and vice versa.

     7.23 Applicability of Certain Provisions. For purposes of any determination made with respect to a Bank under Sections 2.11, 2.12, 2.13, 2.14, 2.15, 2.16 and 7.15 of this Agreement, the term "Bank" shall be deemed to include any corporation controlling a Bank and, with respect to Citicorp, shall be deemed to include Citibank, N.A.

     7.24 Copies. All financial statements, reports, certificates and other documentation provided to the Agent under this Agreement shall be furnished with sufficient copies to permit distribution of same to each of the Banks.

     7.25 NON-APPLICATION OF CHAPTER 15. THE PROVISIONS OF VERNON'S TEXAS CIVIL STATUTES, ARTICLE 5069, CHAPTER 15 (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRI-PARTY ACCOUNTS) SHALL NOT APPLY TO THIS AGREEMENT, THE NOTES, ANY OF THE OTHER LOAN PAPERS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     7.26 Binding Effect; Termination of Existing Credit Agreements, Etc. This Agreement shall become effective when it shall have been executed by each Borrower and the Agent, and the Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Bank, and thereafter this Agreement shall be binding upon and inure to the benefit of the Borrowers, the Agent and the Banks and their respective successors and assigns. Each of the Borrowers and the Banks party to the Existing Credit Agreements hereby acknowledges and agrees that, at such time as this Agreement shall become effective in accordance with the terms of the immediately preceding sentence, all commitments of the banks party to the Existing Credit Agreements to make advances or to issue letters of credit thereunder shall terminate. Additionally, (i) the Borrowers agree that the initial Loans under this Agreement shall be used to pay all principal, interest, fees and any other amounts due under the Existing Credit Agreements, and (ii) the Borrowers and the Banks party to the Existing Credit Agreements agree that upon payment of such sums due in connection with the Existing Credit Agreements as provided in clause (i) above, the Existing Credit Agreements automatically shall terminate and be of no further force and effect.

     7.27 ENTIRE AGREEMENT. THIS AGREEMENT (INCLUDING THE EXHIBITS HERETO) AND THE OTHER LOAN PAPERS EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING AMONG THE BORROWERS, THE AGENT AND THE BANKS RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ALL PRIOR PROPOSALS, AGREEMENTS AND UNDERSTANDINGS RELATING TO SUCH SUBJECT MATTER. THIS WRITTEN AGREEMENT (INCLUDING THE EXHIBITS HERETO), AND THE OTHER LOAN PAPERS, CONSTITUTE A "LOAN AGREEMENT" AS DEFINED IN
SECTION 26.02(A) OF THE TEXAS BUSINESS AND COMMERCE CODE, AND REPRESENT THE

FINAL AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF.


                                 ARTICLE VIII.

                           RELATIONSHIP AMONG BANKS

     8.01 Appointment and Authorization of Agent. In order to expedite the various transactions contemplated by this Agreement and the other Loan Papers, each of the Banks hereby irrevocably appoints NationsBank to act as its agent hereunder and thereunder. Each of the Banks authorizes and directs Agent to take such action in its name and on its behalf under the terms and provisions of this Agreement and the other Loan Papers, and to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agent under the terms and provisions of this Agreement and the other Loan Papers, together with such powers as are reasonably incidental thereto. It is specifically understood that the Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Papers and shall not be required to exercise any discretion or to take any action except as may be expressly required hereunder or thereunder; and, except as so expressly required, the Agent shall be justified in failing or refusing to act hereunder or thereunder (and shall be fully protected in so acting or refraining from acting) unless it shall have received the instructions of the Majority Banks, and such instructions shall be binding upon all Banks and all holders of any portion of the Obligations; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement, the other Loan Papers or applicable law. The Agent shall not by reason of this Agreement be deemed to be a trustee or fiduciary of any Bank or the holder of any portion of the Obligation.

     8.02 Liability of Agent. Neither the Agent nor any of its directors, officers, employees, representatives, attorneys or agents shall be liable for any action taken or omitted to be taken by it or them under or in connection with any Loan Paper in the absence of its or their own gross negligence or willful misconduct which has been finally and judicially determined. Without limitation of the generality of the foregoing, the Agent (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with any Loan Paper; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Paper on the part of the Borrowers, any of the other Subsidiaries or any other Person or to inspect the property (including the books and records) of the Borrowers, the other Subsidiaries, or any other Person; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the Loan Papers or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any of the Loan Papers by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties. The Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it with reasonable care.

     8.03 Rights of Agent as a Bank. With respect to its Revolving Facility Commitments hereunder, the Loans made by it and the Notes issued to it, the Agent shall have the same rights and powers under the Loan Papers as any other Bank and may exercise the same as though it were not the Agent; and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include the Agent in its individual capacity. The Agent and any Affiliates of Agent may (without having to account therefor to any Bank) accept deposits from, lend money to, make investments in, provide services to, act as trustee under indentures of, and generally engage in any kind of lending, trust or other business with, any of the Borrowers, any of the Subsidiaries and any of their Affiliates and it may accept fees and other consideration from any of said parties for services in connection with this Agreement or otherwise, all as if the Agent were not the Agent and without any duty to account therefor to the Banks.

     8.04 Independent Decisions; Independent Counsel. Each Bank acknowledges that it has, independently and without reliance upon the Agent, Agent's counsel or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Papers. Except for any notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent under the terms of any of the Loan Papers, the Agent shall have no duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrowers or any Subsidiary (or any of their Affiliates) which may come into the possession of the Agent or any Affiliates of Agent. Each Bank acknowledges that it has had the benefit of legal counsel of its own choice and has been afforded the opportunity to review with its legal counsel, independently and without reliance upon the Agent or Agent's counsel, this Agreement and each of the other Loan Papers including, without limitation, each of the legal opinions heretofore or hereafter rendered to the Banks by counsel for the Borrowers and the Subsidiaries.

     8.05 Indemnification. Agent shall not be required to take any action hereunder or to initiate or conduct any litigation or collection proceedings in respect of this Agreement or the Loans unless indemnified to such Agent's satisfaction by the Banks against loss, cost, liability and expense. If any indemnity furnished to such Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given. In addition, the Banks hereby indemnify the Agent (to the extent not reimbursed by the Borrowers) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent (including by any Bank) in any way relating to or arising out of any of the Loan Papers or any action taken or omitted by the Agent under any of the Loan Papers (including any of the foregoing arising from the negligence of the Agent), such indemnification obligation to be borne by the Banks ratably in accordance with the Pro Rata Share of each; provided, however, that no Bank shall be liable for any portion of any of the foregoing if and to the extent that it shall be finally judicially determined that such liabilities, losses, damages, etc. resulted primarily from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent (to the extent not reimbursed by the Borrowers), promptly upon demand, for its Pro Rata Share of any costs or expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, any of the Loan Papers. The obligation of the Banks to indemnify the Agent in accordance with the provisions of this Section 8.05 shall survive and continue notwithstanding the payment in full of the Obligation and/or the termination of this Agreement. NOTWITHSTANDING THE FOREGOING, NO BANK SHALL BE LIABLE UNDER THIS SECTION 8.05 TO THE AGENT FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS DUE TO SUCH AGENT TO THE EXTENT IT IS FINALLY JUDICIALLY DETERMINED THAT SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS COSTS, EXPENSES OR DISBURSEMENTS RESULTED PRIMARILY FROM SUCH AGENT'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. EACH BANK AGREES, HOWEVER, THAT IT EXPRESSLY INTENDS, UNDER THIS SECTION 8.05, TO INDEMNIFY AGENT RATABLY AS AFORESAID FOR ALL SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS ARISING OUT OF OR RESULTING FROM SUCH AGENT'S SOLE ORDINARY OR CONTRIBUTORY NEGLIGENCE.

     8.06 Successor Agent. The Agent may resign at any time by giving at least sixty (60) days prior written notice thereof to the Banks and Stewart. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Agent, which successor Agent must be approved by Stewart. If no successor Agent shall have been so appointed by the Banks within thirty (30) days after the retiring Agent's giving of notice of resignation of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least One Hundred Million ($100,000,000) Dollars and which shall be approved by Stewart. Additionally, in the event of the dissolution, insolvency, liquidation, closure (or similar event) of the Agent, a successor agent shall be appointed by Stewart from among the other Banks within five (5) Business Days following the occurrence of such event. Upon the appointment of any successor Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the former Agent, and the former Agent shall be discharged from its duties and obligations under this Agreement. After any resignation or replacement of an Agent hereunder, the provisions of this Article VIII shall inure to the benefit of the former Agent as to any actions taken or omitted to be taken by it while it was Agent under any of the Loan Papers.

     8.07 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent shall have received notice from a Bank or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". If the Agent receives such a notice, the Agent shall give prompt notice thereof to the Banks.

     8.08 Certain Actions of Agent Requiring Consent of Majority Banks. Agent shall not make demand for payment of the Obligation, or exercise the rights and remedies of Banks upon the occurrence of an Event of Default (except any rights of offset and/or bankers' Lien, which rights may be exercised upon the occurrence of an Event of Default without the concurrence of Agent or any other
Bank), or amend or supplement this Agreement or any of the Loan Papers (except as expressly provided herein), without the prior consent of the Majority Banks; provided, however, that upon Agent's receipt of the prior written consent of the Majority Banks, Agent shall, subject to the limitations set forth in Section
8.05 above, exercise the rights and remedies of Banks upon the occurrence of an Event of Default, or amend or supplement this Agreement or any of the Loan Papers.

     8.09 Certain Actions Requiring Unanimous Consent of Banks. Notwithstanding anything contained herein to the contrary, the Agent shall not (a) increase the respective Revolving Facility Commitments of the Banks (it being specifically understood, however, that Agent shall have the right, in its sole discretion, to approve the establishment of additional Revolving Facilities as well as increases in Maximum Facility Commitment Amounts all in accordance with the provisions and subject to the limitations set forth in Section 2.04 of this Agreement), (b) change the repayment schedule, the maturity date or the rates of interest per annum to be charged with respect to the Loans, (c) modify the amount of any of the fees or other amounts payable to the Banks thereunder, or the dates of payment thereof, (d) discharge any of the Stewart Guarantees or any portion of the Obligation of Borrowers under this Agreement or any of the Loan Papers, (e) increase the Pro Rata Share of any Bank, (f) amend the provisions of Sections 3.01 and 3.03 of this Agreement relating to certain conditions precedent hereunder, (g) amend the provisions of this Section 8.09, or (h) amend the definition of the term "Majority Banks", without the prior unanimous written consent of all Banks.

     8.10 No Duty of Documentation Agent or Co-Agent. Neither Citicorp nor Bank of America shall have any duties, responsibilities or liabilities with respect to the administration or enforcement of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed as of the date first above written.


                                          BORROWERS:

                                          STEWART ENTERPRISES, INC.


                                               /s/ KENNETH C. BUDDE
                                          BY: ________________________________
                                              Kenneth C. Budde
                                              Senior Vice President,
                                              Secretary and Treasurer



                                          EMPRESAS STEWART - CEMENTERIOS, INC.


                                               /s/ KENNETH C. BUDDE
                                          BY: ________________________________
                                              Kenneth C. Budde
                                              Assistant Secretary



                                          EMPRESAS STEWART - FUNERARIAS, INC.


                                               /s/ KENNETH C. BUDDE
                                          BY: ________________________________
                                              Kenneth C. Budde
                                              Assistant Secretary

                              BANKS:

                              NATIONSBANK OF TEXAS, N.A.



                              BY: ________________________________
                                  Thomas Blake,
                                  Senior Vice President

                              CITICORP USA, INC.



                              BY: ________________________________
                              NAME: ______________________________
                              TITLE: _____________________________

                              BANK OF AMERICA ILLINOIS



                              BY: ________________________________
                              NAME: ______________________________
                              TITLE: _____________________________

                              COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK
                              B.A., "RABOBANK NEDERLAND", NEW YORK BRANCH



                              BY: ________________________________
                              NAME: ______________________________
                              TITLE: _____________________________



                              BY: ________________________________
                              NAME: ______________________________
                              TITLE: _____________________________

                              SUNTRUST BANK, ATLANTA



                              BY: ________________________________
                              NAME: ______________________________
                              TITLE: _____________________________



                              BY: ________________________________
                              NAME: ______________________________
                              TITLE: _____________________________

                              NATIONAL BANK OF CANADA



                              BY: ________________________________
                              NAME: ______________________________
                              TITLE: _____________________________

                              CREDIT LYONNAIS NEW YORK BRANCH



                              BY: ________________________________
                              NAME: ______________________________
                              TITLE: _____________________________

                              ROYAL BANK OF CANADA



                              BY: ________________________________
                              NAME: ______________________________
                              TITLE: _____________________________

                              FIRST UNION NATIONAL BANK OF
                              NORTH CAROLINA



                              BY: ________________________________
                              NAME: ______________________________
                              TITLE: _____________________________

                              HIBERNIA NATIONAL BANK



                              BY: ________________________________
                              NAME: ______________________________
                              TITLE: _____________________________

                              ABN AMRO BANK, N.V. HOUSTON AGENCY



                              BY: ________________________________
                              NAME: ______________________________
                              TITLE: _____________________________

                              BANK OF MONTREAL



                              BY: ________________________________
                              NAME: ______________________________
                              TITLE: _____________________________

                              THE BANK OF NOVA SCOTIA



                              BY: ________________________________
                              NAME: ______________________________
                              TITLE: _____________________________

                              THE BANK OF NEW YORK



                              BY: ________________________________
                              NAME: ______________________________
                              TITLE: _____________________________

                              THE BANK OF TOKYO-MITSUBISHI, LTD.,
                              HOUSTON AGENCY - DALLAS OFFICE



                              BY: ________________________________
                              NAME: ______________________________
                              TITLE: _____________________________

                              BANQUE NATIONALE DE PARIS,
                              HOUSTON AGENCY



                              BY: ________________________________
                              NAME: ______________________________
                              TITLE: _____________________________

                              CORESTATES BANK, N.A.



                              BY: ________________________________
                              NAME: ______________________________
                              TITLE: _____________________________

                              THE FUJI BANK, LIMITED,
                              HOUSTON AGENCY



                              BY: ________________________________
                              NAME: ______________________________
                              TITLE: _____________________________

                              THE SAKURA BANK, LIMITED



                              BY: ________________________________
                              NAME: ______________________________
                              TITLE: _____________________________

                              SOCIETE GENERALE, SOUTHWEST AGENCY



                              BY: ________________________________
                              NAME: ______________________________
                              TITLE: _____________________________

                              WACHOVIA BANK OF GEORGIA, N.A.



                              BY: ________________________________
                              NAME: ______________________________
                              TITLE: _____________________________

                              FIRST NATIONAL BANK OF COMMERCE



                              BY: ________________________________
                              NAME: ______________________________
                              TITLE: _____________________________

                              AGENT:

                              NATIONSBANK OF TEXAS, N.A.


                              BY: ________________________________
                                  Thomas Blake,
                                  Senior Vice President

                                EXHIBIT 2.21(a)
                                      TO
                               CREDIT AGREEMENT


I.   ADJUSTED ISSUANCE FEE SCHEDULE - for Letters of Credit

     Rating Category 5:  If Stewart's Public Debt Rating is "A-" (S&P) and "A3"
                         (Moody's) or higher, the subject Borrower shall pay an issuance fee of 17 Basis Points per annum.

     Rating Category 4:  If Stewart's Public Debt Rating is "BBB+" (S&P) and
                         "Baa1" (Moody's), the subject Borrower shall pay an issuance fee of 21 Basis Points per annum.

     Rating Category 3:  If Stewart's Public Debt Rating is "BBB" (S&P) and
                         "Baa2" (Moody's), the subject Borrower shall pay an issuance fee of 22.5 Basis Points per annum.

     Rating Category 2:  If Stewart's Public Debt Rating is "BBB-" (S&P) and
                         "Baa3" (Moody's), the subject Borrower shall pay an issuance fee of 27.5 Basis Points per annum.

     Rating Category 1:  If Stewart's Public Debt Rating is below "BBB-" (S&P)
                         and "Baa3" (Moody's), the subject Borrower shall pay an issuance fee of 40 Basis Points per annum.

II.  ADJUSTED INTEREST RATE SCHEDULE

     Rating Category 5:  If Stewart's Public Debt Rating is "A-" (S&P) and "A3"
                         (Moody's), or higher, the Borrowers shall pay interest on LIBOR Rate Loans at a rate per annum equal to the LIBOR Rate for 7 to 360 days, plus 17 Basis Points.

     Rating Category 4:  If Stewart's Public Debt Rating is "BBB+" (S&P) and
                         "Baa1" (Moody's), the Borrowers shall pay interest on LIBOR Rate Loans at a rate per annum equal to the LIBOR Rate for 7 to 360 days, plus 21 Basis Points.

     Rating Category 3:  If Stewart's Public Debt Rating is "BBB" (S&P) and
                         "Baa2" (Moody's), the Borrowers shall pay interest on LIBOR Rate Loans at a rate per annum equal to the LIBOR Rate for 7 to 360 days, plus 22.5 Basis Points.

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     Rating Category 2:  If Stewart's Public Debt Rating is "BBB-" (S&P) and
                         "Baa3" (Moody's), the Borrowers shall pay interest on LIBOR Rate Loans at a rate per annum equal to the LIBOR Rate for 7 to 360 days, plus 27.5 Basis Points.

     Rating Category 1:  If Stewart's Public Debt Rating is below "BBB-" (S&P)
                         and "Baa3" (Moody's), the Borrowers shall pay interest on LIBOR Rate Loans at a rate per annum equal to the LIBOR Rate for 7 to 360 days, plus 40 Basis Points.

     Nothing contained herein shall be construed to prohibit Borrower from selecting the Base Rate, as adjusted from time to time, as the applicable interest rate option.

III. ADJUSTED FACILITY FEE SCHEDULE

     Rating Category 5:  If Stewart's Public Debt Rating is "A-" (S&P) and "A3"
                         (Moody's) or higher, Stewart shall pay a facility fee equal to 8.0 Basis Points per annum on the average daily Total Commitment Amount (whether used or unused) for the quarter in question.

     Rating Category 4:  If Stewart's Public Debt Rating is "BBB+" (S&P) and
                         "Baa1" (Moody's), Stewart shall pay a facility fee equal to 9.0 Basis Points per annum on the average daily Total Commitment Amount (whether used or unused) for the quarter in question.

     Rating Category 3:  If Stewart's Public Debt Rating is "BBB" (S&P) and
                         "Baa2" (Moody's), Stewart shall pay a facility fee equal to 12.5 Basis Points per annum on the average daily Total Commitment Amount (whether used or unused) for the quarter in question.

     Rating Category 2:  If Stewart's Public Debt Rating is "BBB-" (S&P) and
                         "Baa3" (Moody's), Stewart shall pay a facility fee equal to 15.0 Basis Points per annum on the average daily Total Commitment Amount (whether used or unused) for the quarter in question.

     Rating Category 1:  If Stewart's Public Debt Rating is below "BBB-" (S&P)
                         and "Baa3" (Moody's), Stewart shall pay a facility fee equal to 22.5 Basis Points per annum on the average daily Total Commitment Amount (whether used or unused) for the quarter in question.


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IV.  ADJUSTMENTS IN EVENT OF SPLIT RATINGS

     In the event that Stewart's Public Debt Ratings from S&P and Moody's do not fall within the same rating category as set forth above, the following shall apply:

     (a) in the event of a split of only one rating category (e.g. Stewart's Public Debt Rating is A- from S&P (i.e. rating category 5) and is Baa1 from Moody's (i.e. rating category 4)), the issuance fees, interest rates and facility fees attributable to the higher of the two applicable rating categories (i.e. rating category 5) shall be used; and

     (b) in the event of a split of more than one Rating Category (e.g. Stewart's Public Debt Rating is A- from S&P (i.e. rating category 5) and Baa2 from Moody's (i.e. rating category 3)), the issuance fees, interest rates and facility fees attributable to the rating category that is one rating category below the higher of the two applicable rating categories (i.e. rating category 4) shall be used.

V.   DEFINITIONS

     Capitalized terms used in this Exhibit shall have the definitions set forth in the Credit Agreement to which this Exhibit "2.21(a)" is annexed.


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

                                EXHIBIT 2.21(b)
                                      TO
                               CREDIT AGREEMENT


               Issuance Fees, Interest Rates and Commitment Fees
                      Following Withdrawal of Guarantor's
                              Public Debt Rating


1.  Letter of credit issuance fee - shall be 40 Basis Points per annum.

2.  Interest rates shall be any of the following:

    (a)  the Base Rate, as adjusted from time to time; or

    (b)  the LIBOR Rate for 7 to 360 days, plus 40 Basis Points per annum.

3. Facility fee - shall be 22.5 Basis Points per annum on the average daily Total Commitment Amount (whether used or unused) for the quarter in question.

    Capitalized terms used in this Exhibit shall have the definitions set forth in the Credit Agreement to which this Exhibit is annexed.